Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of September 12, 2014 (the "Closing Date") by and between JASON C. JUNKINS, M.D., an individual resident of the State of Alabama ("Seller"), and ACSH URGENT CARE HOLDINGS, LLC, a Delaware limited liability company ("Buyer").

A.            Seller owns all of the issued and outstanding shares of common stock (collectively, the "Shares"), of Mid-South Urgent Care, Inc., an Alabama corporation (the "Company"); and

B.            Through the Company, Seller operates an urgent care, walk-in medical business (the "Business") from leased premises located at 115 West Grand Avenue Suite 90 Rainbow City, Alabama 35906 (the "Rainbow City Center") and 3029 Allison Bonnett Memorial Drive Hueytown, Alabama 35023 (the "Hueytown Center" and together with the Rainbow City Center, collectively, the "Centers"); and

C.            Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares on the terms and subject to the conditions described in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises made herein, and in consideration of the representations, warranties and covenants contained herein, the parties agree as follows:

ARTICLE 1
 PURCHASE AND SALE
1.1           Purchased and Sale.  Subject to the terms and conditions set forth in this Agreement, at the closing of the purchase and sale of the Shares ("Closing"), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Liens (as defined in Section 1.6(a)) in exchange for the Purchase Price (as defined in Section 1.2).
1.2           Purchase Price.  The aggregate consideration for the sale, assignment, transfer and delivery of the Shares, subject to the adjustments described in this Agreement, is $1,500,000 plus the value of the Sign-On Options and the Springville Options (as adjusted, the "Purchase Price").  The Purchase Price shall be paid, at Closing, as follows:
(a)            Buyer shall pay to Seller by wire transfer of immediately available funds an amount equal to (the "Cash Purchase Price"): (i) the Purchase Price, minus (ii) the aggregate value of all Liabilities (as defined in Section 2.12) of the Company other than (A) Current Liabilities (as defined in Section 1.4(a)(iii)) and (B) the capital leases identified on Schedule 2.12(a), minus (iii) the initial principal balance of the Note (as defined in Section 1.2(b)).
(b)            The amount of $150,000, as may be adjusted pursuant to this Agreement, shall be paid by delivery of a promissory note executed by Buyer in favor of Seller in substantially the form attached as Exhibit A (the "Note").  Simple interest shall accrue on the outstanding principal balance of the Note at the rate of 5% per annum.  The outstanding balance of principal and interest shall be payable in two equal principal installments of $75,000, plus accrued interest, on the first and second annual anniversaries of the Closing Date.

1.3           Springville Consideration.
(a)            At Closing, Buyer will reimburse Seller for the amount reflected on Schedule 1.3(a), which represents the out-of-pocket costs and expenses reasonably incurred by Seller, and substantiated by proof of payment reasonably satisfactory to Buyer, in connection with the development of the clinic to be located in Springville, Alabama (the "Springville Clinic"); provided that in no event shall the amount reimbursed exceed $36,000.00.
(b)            Pursuant to the Option Agreement (as defined in Section 1.6 (c)), and as consideration for the performance of Seller's future services related to the Springville Clinic, at Closing, Buyer will grant to Seller stock options (the "Springville Options") at the closing market price on the Closing Date entitling Seller to purchase an 15,000 shares of common stock of American CareSource Holdings, Inc. ("Parent").  7,500 of the Springville Options will vest, if at all, on the date the Springville Clinic is opened for business.  The remaining 7,500 of the Springville Options will vest, if at all, on the on the date the aggregate after-tax profit (determined on a cash basis) attributable to the Springville Clinic (excluding all amounts collected from governmental sources) equals the aggregate costs incurred by Company and Buyer after the Closing Date in connection with the purchase, development, and operation of the Springville Clinic plus the amounts reimbursed to Seller pursuant to Section 1.3(a).
1.4           Purchase Price Adjustment.  The Purchase Price shall be adjusted in accordance with the provisions set forth in this Section 1.4.
(a)            The following terms shall have the following meanings for purpose of this Agreement:
 (i)           "Closing Working Capital" means the Current Assets minus Current Liabilities, determined as of the Closing Date.
 (ii)         "Current Assets" means the Company's cash (including all cash deposited by the Seller into Company accounts on the Closing Date), cash equivalents, the portion of the Company's inventory reasonably expected to be used within 30 days after the Closing Date, the prepaid expenses incurred in the ordinary course of business and set forth on Schedule 1.4(a)(ii), plus the Accounts Receivable aged not more than 45 days, each determined as of the Closing Date.   Buyer acknowledges that the Company can only run an Accounts Receivable report for 30 or 60 days, so the parties agree that the 45-day Accounts Receivable amount referenced in the previous sentence shall be calculated by multiplying (i) the 30-day Accounts Receivable amount for the Company as of August 31, 2014 times (ii) 137.50%.
 (iii)        "Current Liabilities" means the Company's trade payables, the payment obligations under any capital leases, and any long-term debt, each to the extent such obligations are due within 30 days after the Closing Date.
 (iv)       "Target Working Capital" means $192,537.00, which represents the average expenses paid by the Company in each calendar month in calendar year 2014 in the ordinary course of operating the Business consistent with past practices, adjusted for the compensation the parties contemplate being paid under the Employment Agreement.

 (v)         "Working Capital Adjustment" means the difference between the Closing Working Capital and the Target Working Capital determined in accordance with the terms of this Section 1.4.
(b)            Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the "Post-Closing Statement") setting forth Buyer's calculation of the Closing Working Capital ("Post-Closing Calculation") and an unaudited, accrual-based balance sheet for the Business as of the Closing Date (the "Closing Balance Sheet").  The Closing Balance Sheet shall be prepared without giving effect to the transactions contemplated by this Agreement (the "Transactions"), and Seller shall bear any cost relating to the conversion of the Closing Balance Sheet from a cash basis method of accounting to an accrual basis utilizing Generally Accepted Accounting Principles.  The Post-Closing Statement and the Post-Closing Calculation shall be prepared in accordance with the cash basis of accounting, applied in a manner consistent with that used to prepare the Prior-Year Financial Statements.
(c)            For 30 days after Buyer's delivery of the Post-Closing Statement (the "Review Period"), Buyer shall provide Seller and Seller's respective accounting representatives access to the Company's pre-Closing books and records to confirm or object to the Post-Closing Calculation, provided that Seller shall provide Buyer adequate advanced written notice to avoid any disruption or interference with Buyer's operation of the Business.  Seller may object to the Post-Closing Calculation by delivering a written statement to Buyer setting forth Seller's objections in reasonable detail, indicating for each disputed item, the amount and the basis for Seller's disagreement with such item (the "Objection Statement").  If Seller fails to deliver the Objection Statement before the expiration of the Review Period, the Post-Closing Calculation shall be used to calculate the Working Capital Adjustment. If Seller delivers the Objection Statement prior to the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Objection Statement (the "Resolution Period").  If such objections are so resolved within the Resolution Period, the Post-Closing Calculation with such changes as agreed upon in writing by Buyer and Seller, shall be used to calculate the Working Capital Adjustment.
(d)            If Seller and Buyer fail to reach an agreement with respect to all matters set forth in the Objection Statement prior to the expiration of the Resolution Period, then the amounts remaining in dispute (the "Disputed Amounts") shall be submitted for resolution to the Des Moines, Iowa office of McGladrey, LLP (the "Independent Accountants"), who, acting as experts and not arbitrators, shall resolve only the matters relating to the Disputed Amounts and make adjustments to the Post-Closing Calculation, as they deem necessary.  All adjustments shall be made by the Independent Accountants without regard to materiality.  The Independent Accountants shall resolve the Disputed Amounts as soon as practicable, but in any event within 30 days after engagement by Buyer and Seller.  Upon resolution by the Independent Accountants, the resolved Disputed Amounts together with all other amounts and items previously agreed upon in the Post-Closing Calculation shall comprise the Working Capital Adjustment.

(e)            Seller shall pay a portion of the fees and expenses of the Independent Accountants equal to full amount of such fees and expenses multiplied by a fraction, the numerator of which is equal to the value of Disputed Amounts resolved in favor of Buyer (that being the difference between the Independent Accountants' determination and Seller's determination) and the denominator of which is equal to the sum of the Disputed Amounts submitted to the Independent Accountants for resolution.  Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Seller is not required to pay.
(f)             Upon final determination of the Working Capital Adjustment, the then-existing principal balance of the Note shall be adjusted by an amount equal to the Working Capital Adjustment.  If the Working Capital Adjustment is a positive number, the then-existing principal balance of the Note shall be increased by an amount equal to the Working Capital Adjustment. If the Working Capital Adjustment is a negative number, the then-existing principal balance of the Note shall be decreased by an amount equal to the Working Capital Adjustment.  The adjustment to the Note shall be effective for all purposes as of the date the Post-Closing Statement is delivered if no Objection Statement is timely delivered by Seller.  If an Objection Statement is timely delivered, the adjustment to the Note shall be effective on the date all disputes are finally resolved.  Any Note adjustment made pursuant to this Section 1.4 shall be treated as an adjustment to the Purchase Price by Buyer and Seller for federal and state income tax purposes.
1.5          Closing.  The Closing shall occur no later than September 30, 2014, at the offices of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, 420 20th Street North, Birmingham, AL 35203 (whether in person, through the delivery on or prior to Closing of originally executed documents or scanned copies of originally executed documents to the satisfaction of both parties); provided that all conditions precedent and other matters required to be completed as of Closing, have been or will be completed on such date.  Closing shall be deemed to occur and shall be effective as of 12:01 a.m., Dallas, Texas time on the Closing Date.  All events occurring at Closing shall be deemed to occur simultaneously.
1.6           Seller Closing Deliveries.  At Closing, Seller shall deliver, or cause to be delivered, to Buyer:
(a)            Stock certificates evidencing the Shares, free and clear of all liens, pledges, security interests, conditions, claims, charges, or restrictions of any kind (collectively, "Liens") relating to or encumbering the Shares or any Company Asset, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;
(b)            A counterpart to the Medical Director Employment Agreement, duly executed by Seller in substantially the form attached as Exhibit B (the "Employment Agreement");
(c)            In connection with the Employment Agreement, Seller shall deliver an Stock Option Agreement in substantially the form attached as Exhibit C (the "Option Agreement"), pursuant to which Parent will grant to Seller the Springville Options and additional stock options (the "Sign-On Options") entitling Seller to purchase 10,000 shares of common stock of Parent at the prevailing market price as of the close of business on the Closing Date. The Sign-On Options will vest ratably over a five-year period commencing on the Closing Date, and will be subject, among other things, to Seller's continued employment with Buyer or Buyer's Affiliates.

(d)            A duly executed counterpart to a Negative Covenant Agreement between Seller and Buyer (the "Negative Covenant Agreement") in substantially the form of Exhibit D;
(e)            Evidence reasonably satisfactory to Buyer of the release of all Liens on the Shares, the Company's Assets, or both, except for the Permitted Liens (as defined in Section 2.5);
(f)             Copies of such officers' certificates, good standing certificates, corporate approval documents, incumbency certificates and other customary closing documents as Buyer may reasonably request; and
1.7           Buyer's Closing Deliveries.  At Closing, Buyer shall deliver to Seller:
(a)            The Cash Purchase Price;
(b)            The Note, duly executed by Buyer;
(c)            A Guaranty, duly executed by Parent in favor of Seller in the form attached hereto as Exhibit E;
(d)            The Option Agreement, duly executed by Parent;
(e)            A duly executed counterpart to the Employment Agreement; and
(f)            A duly executed counterpart to the Negative Covenant Agreement.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER
By execution and delivery of this Agreement, Seller makes the following representations and warranties to Buyer:

2.1           Organization; Qualification.  The Company is a general business corporation duly incorporated, validly existing and in good standing under the laws of the State of Alabama.  The Company is qualified to do business and is in good standing in the State of Alabama and in each other jurisdiction in which the nature of the Business or the character of its Assets makes such qualification necessary.  Seller has all requisite power and authority to own the Shares.  The Company has all requisite power and authority to operate the Business as presently conducted.
2.2           Authority and Binding Effect.  Seller has all requisite power and authority to execute, deliver and perform Seller's respective obligations under this Agreement, the Employment Agreement, the Option Agreement, the Negative Covenant Agreement, the Note and all other documents, certificates, and instruments executed in connection with the Transactions (collectively, the "Transaction Documents"), as applicable, and to consummate the Transactions.  The execution and delivery of, and performance under, the Transaction Documents and the consummation of the Transactions have been duly authorized, and no other action, approval, notice or consent on the part of Company or any third party is necessary in order for Seller to consummate the Transactions or to execute, deliver or perform Seller's obligations set forth in the applicable Transaction Documents. Upon execution and delivery by Seller, this Agreement will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other party thereto) legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms except as such enforceability may be limited by applicable law or equitable principles.

2.3           Authority and Status of Shares.  All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Liens, and immediately after Closing, Buyer will own all of the Shares, free and clear of all Liens.  All of the Shares were issued in compliance with all applicable laws and regulations.  Neither the assignment, the delivery, nor, to Seller's knowledge, the ownership of the Shares by Buyer will violate or be prohibited by any applicable law or regulation.  None of the Shares were issued either in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or in violation of any preemptive or similar rights of any third party.  There are no outstanding or authorized (a) options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company; (b) stock appreciation, phantom stock, profit participation or other similar rights; or (c) voting trusts, shareholder agreement, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.
2.4           Organizational Documents.  Seller has delivered to Buyer copies of the Amended and Restated Certificate of Formation, as amended, and Bylaws, each of which is true, correct and now in effect in the form delivered or made available to Buyer, and except as disclosed, there have been no amendments, restatements or other modifications to such documents.  The Company does not own, or have any interest in any shares or have an ownership interest in any other entity.
2.5           Title to Assets.
(a)            The assets used or held for use in the operation of the Business located at the Centers including, but not limited to, the assets set forth on Schedule 2.5(a)(i) (the "Assets") are in good operating condition and repair, and are adequate for the uses to which they are being put, and neither the Centers nor any of the tangible Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The Assets shall not include the personal items of Seller and the Service Providers located at the Centers and described on Schedule 2.5(a)(ii).
(b)            Company has good, clear, indefeasible, valid and marketable title to, a valid leasehold interest in, or a valid and enforceable license or right to use, as the case may be, the Assets free and clear of all Liens other than those described on Schedule 2.5(b) (the "Permitted Liens").

2.6           No Violation.  Upon timely completion of all of the Third Party Requirements (as defined in Section 2.7), including the timely and proper filing of all required filings by Buyer after the Closing Date, the execution, delivery and performance by Seller of this Agreement and each other applicable Transaction Document and the consummation of the Transactions will not (a) constitute a violation of, conflict with or constitute a default under any term or provision of any of Company's Amended and Restated Certificate of Formation, as amended, and Bylaws; (b) constitute a violation of any statute, ordinance, judgment, order, decree, regulation or rule of any court, governmental authority or arbitrator or any license, permit or franchise applicable or relating to the Shares or the Company, (c) result in a violation or breach by Seller or the Company of, conflict with, constitute (with or without due notice or lapse of time or both) a default by the Seller or the Company (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Lien upon any of the Assets, or (d) violate any other restrictions of any kind to which the Company or the Shares are subject.
2.7           Consents and Approvals.  No consent, notice, approval, waiver, or authorization is required to be given by, filed with, or obtained from any governmental or other third party, except as set forth in Schedule 2.7 (the "Third Party Requirements"), is required to execute, deliver or perform the obligations under the applicable Transaction Documents or to consummate the Transactions, including the purchase, sale and assignment of the Shares.  Notwithstanding anything contained herein to the contrary, the parties acknowledge that the Third Party Requirements will not be satisfied prior to Closing and agree to work together to satisfy the Third Party Requirements following the Closing.
2.8           Litigation.  Except as set forth in Schedule 2.8, to the knowledge of Seller there is no action, lawsuit, administrative proceeding, condemnation, arbitration, investigation or other proceeding (each, a "Legal Proceeding") pending or threatened against, involving, or affecting Seller, Company, the Shares, the Centers or the Business, at law or in equity, before any court, administrative or arbitrative panel, or governmental or regulatory agency or authority, and, to Seller's knowledge, no basis for any Legal Proceeding exists that could affect Seller, Company, the Shares, the Centers or the Business.
2.9           Contracts.  Schedule 2.9 contains a list of each contract, lease, license, purchase order, commitment, or other binding arrangement of Company or Seller relating to the Business, whether written or oral (collectively, the "Contracts"), each of which has been delivered or made available to Buyer (to the extent in writing) or disclosed and described in reasonable detail to Buyer (to the extent oral).  Except as otherwise indicated on Schedule 2.9, (a) to Seller's knowledge, all of the Contracts are and after Closing will remain valid, binding and enforceable in accordance with their respective terms and are in full force and effect, (b) no default or alleged default by Seller or, to Seller's knowledge, any other party to the Contracts exists, and, to Seller's knowledge, no event or condition has occurred which with notice or lapse of time, or both, would constitute a default under any of the Contracts, and (c) Seller has not received written notice from any party to the Contracts to cancel, terminate or amend any of the Contracts, and Seller has no reason to believe any party is contemplating canceling, terminating or amending any of the Contracts.

2.10        Payors and Vendors.
(a)            Schedule 2.10(a) sets forth a complete and correct list of the names of the top ten (based on amounts paid) suppliers and vendors to whom Company has paid consideration for goods or services rendered in the preceding calendar year ("Material Suppliers").  Company has not received any written notice and Seller is not aware and has no reason to believe, (i) that a dispute of any kind exists or could reasonably arise as a result of events or occurrences that took place prior to the Closing Date with any of the Material Suppliers, or (ii) that any of the Material Suppliers have ceased, or intend to cease, to supply goods or services to Company or to otherwise terminate or materially reduce its relationship with Company.
(b)            Schedule 2.10(b) sets forth a complete and correct list of (i) the names and addresses of each governmental and commercial payor who has paid consideration to Company for services rendered for Company's benefit in the immediately preceding calendar year (the "Payors"), and (ii) the top five Payors, based on the amount received by Company in the preceding calendar year.  To Seller's knowledge, Company and Seller have good, working relationships with all Payors, and neither Company nor Seller have received any written notice, and Seller has no reason to believe, that any Payor is considering discontinuing its relationship with Company or to deny any claims submitted to such Payor by Company or any provider providing services on behalf of Company.
2.11        Financial Condition.  Schedule 2.11 contains (i) unaudited financial statements of Company consisting of the balance sheet of the Business as of December 31 for each of years 2012 and 2013, and the related statements of income and cash flow for such periods (the "Prior-Year Financial Statements"), (ii) unaudited balance sheet and statement of income for the current-year-to-date ("Current-Year Financial Statements" and together with the Prior-Year Financial Statements, collectively, the "Financial Statements"). The Financial Statements fairly present in all material respects, in accordance with the cash-basis method of accounting applied by Company on a consistent basis, the financial position of Company as of the respective dates thereof and the results of operations of Company for the respective periods therein.
2.12        Liabilities.
(a)            The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities"), except for those which (i) have been incurred in the ordinary course of the Company's Business consistent with past practice, (ii) are reflected in the Current-Year Financial Statements, (iii) are disclosed in Schedule 2.12(a), or (iv) are not, individually or in the aggregate, material in amount.  To Seller's knowledge, no facts or circumstances have occurred or exist that could reasonably be expected to lead to any such Liabilities, except for those which (i) have been incurred in the ordinary course of the Company's Business consistent with past practice, (ii) are reflected in the Current-Year Financial Statements, (iii) are disclosed in Schedule 2.12(a), or (iv) are not, individually or in the aggregate, material in amount.  All Liabilities were incurred in the ordinary course of the Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller, the Company or any employee, officer or agent thereof.
(b)            Except for the Liabilities set forth on Schedule 2.12(b) (the "Guaranteed Liabilities"), neither Seller nor any third party has personally guaranteed the payment or performance of any of the Company's Liabilities.

2.13        Insurance; Malpractice.
(a)            At all times during the operation of the Business, Company has maintained comprehensive insurance coverage of a type and with policy limits that Company deems adequate for the normal operation of the Business.  Schedule 2.13(a) sets forth a list of each insurance policy (including other policies providing property, casualty, liability, professional liability for Clinical Providers, and workers' compensation coverage and bond and surety arrangements) to which Company is currently a party, a named insured, or otherwise the beneficiary of coverage, and the applicable policy limits for each.
(b)            To Seller's knowledge, with respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect in all respects; (ii) neither Seller, nor any other licensed healthcare providers including any physician, nurse practitioner or physician assistant that provides services in connection with the Business (whether employed or contracted, collectively, the "Clinical Providers"), nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of such policy; and (iii) no party to the policy has repudiated any provision of such policy.  Company does not participate in any self‑insurance or other similar program.  To Seller's knowledge, none of the Clinical Providers have ever been denied coverage for professional liability insurance by an insurance agency or carrier.  Seller or the Company has maintained uninterrupted professional liability insurance coverage for the actions and omissions occurring in connection with the operation of the Business for the entire period in which the Business has operated.
(c)            Schedule 2.13(c) sets forth a list of all claims against the Company's insurance for any loss in excess of $10,000 (per occurrence) filed by or against the Company, Seller or any other Clinical Provider, including claims for workers compensation, general liability, environmental liability and professional malpractice liability claims.
2.14        Intellectual Property Rights.  Except as set forth on Schedule 2.14 and except for off‑the‑shelf software licenses, Company does not possess any rights in or to, does not own, and is not a licensee in respect of any patents, websites, URLs, webpages, trademarks, service marks, trade names, copyrights, inventions, specialized treatment protocols, or other intellectual property.  No legal proceeding is pending or has been made to the effect that the present or past operations of Company infringe upon or conflict with the asserted rights of others to any patents, patent rights, trade names, trademarks, service marks, copyrights, inventions, specialized treatment protocols or other intellectual property.  Company and Seller have the sole and exclusive right to use the items described on Schedule 2.14 as currently being used by the Company and the Seller without infringing on or violating the rights of any third party.

2.15        Payor Contracts.  Company is certified, licensed, and eligible in all respects, and each Clinical Provider is appropriately credentialed, as applicable, for participation and reimbursement under the Payor's programs for healthcare reimbursement (collectively, "Payor Programs").  Company and each applicable Clinical Provider is authorized to receive reimbursement under the Payor Programs under valid provider numbers and provider agreements. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned, and, to Seller's knowledge, no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Payor Program.  Company is in compliance with all requirements of all such Payors.  Neither Seller nor, to Seller's knowledge, any Clinical Provider has any financial relationship (whether investment interest, compensation interest, or otherwise) with any entity to which any of such individual refers patients, except for such financial relationships that qualify for exceptions to state and federal laws restricting physician referrals to entities in which they have a financial interest.  Seller has reviewed the following government sponsored website: http://exclusions.oig.hhs.gov and neither Seller nor any of the other Clinical Providers has been excluded, or is currently pending exclusion, from participation in any federal or state-funded health benefits program (including, without limitation, Medicare, Medicaid and CHAMPUS/TRICARE) or any federal procurement or non-procurement program.  Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in the termination, suspension, revocation or violation of any Payor Program contract to which the Company or, to Seller's knowledge, any Clinical Provider is a party and, upon completion of all the Third Party Requirements, including the timely and proper filing of all required filings under the Payor Program contracts by Buyer after the Closing Date, each such Payor Program contract will remain vested in and inure to the benefit of the Company after the consummation of the Transactions.
2.16        Compliance With Laws.
(a)            With respect to the Centers, the Assets, and the Business, the Company is in material compliance with all applicable state and federal laws, ordinances, regulations, rules, orders, injunctions, decrees or other requirements of any court or federal, state, county, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, civil rights laws, fire codes, confidentiality laws, record and document maintenance laws, zoning ordinances, building, occupancy and use restrictions, and public and occupational health and safety codes), including all applicable state and federal health care laws, rules, regulations, ordinances and orders (collectively, the "Health Care Laws"), including those relating to the payment or receipt of illegal remuneration, (such as 42 U.S.C. § 1320a-7b(b) (Anti-Kickback Statute), 42 U.S.C. 1395nn (Stark Law), 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b(a), 42 U.S.C. § 1320a-7b(c), the administrative False Claims Act (42 U.S.C. § 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. § 3729, et seq.), Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Act, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d, et seq.) ("HIPAA") ownership custody and retention of the patient records and the pharmaceutical inventory, the splitting of medical fees with nonlicensed persons, and the supervision of and delegation of authority to advanced practice nurses, nurse practitioners, and physician assistants.  Except as described in Schedule 2.16(a), neither Seller nor to the knowledge of Seller, the Company have received any notice of (a) any violation of any such laws, ordinances, regulations, rules, orders, injunctions, decrees or other requirements since the date of the Company's incorporation, or (b) any pending (or present intent of any governmental agency or authority to pursue any) inspection or audit relating to any such laws, ordinances, regulations, rules, orders, injunctions, decrees or other requirements.

(b)            Neither Seller nor, to Seller's knowledge, any other Clinical Provider has engaged in any activities which are prohibited under any Health Care Laws, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following:  (i) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (iii) knowingly and willingly concealing any event affecting the initial or continued right to receive any benefit or payment with intent to fraudulently secure such benefit or payment either in an amount or quantity greater than that which is due or authorized; or (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare, Medicaid or TRICARE or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare, Medicaid  or TRICARE.
2.17        Licenses and Clinical Providers.
(a)            Seller and the Company have all licenses, registrations, permits, accreditations, and approvals issued by applicable state or federal agencies or accreditation bodies, each of which is in good standing and in full force and effect, necessary for Company to operate the Business at the Centers in compliance with all applicable laws (the "Permits").  Schedule 2.17(a) sets forth a list of the Permits.  Neither Seller nor the Company has received written notice, and to Seller's knowledge, there is no reason to believe that any of such Permits may be revoked or not timely renewed.
(b)            Seller and, to Seller's knowledge, all other Clinical Providers have all licenses, certificates, registrations, permits, accreditations, and approvals required by all applicable state or federal health care agencies or accreditation bodies, each of which is in good standing and in full force and effect, in order to engage in the professional activities for which such Clinical Provider is engaged or employed.  Seller has delivered or made available to Buyer true and correct copies of the medical license, DEA certificates, social security numbers, Medicare NPI and/or UPIN numbers, and any other identifying information used by each Clinical Provider in such individual's professional practice.  Each of the Clinical Providers is duly licensed to practice their respective profession in the State of Alabama and, to Seller's knowledge, at no time in the last five years have any license of the Clinical Providers been, and no license of the Clinical Providers is currently, suspended, revoked or subject to disciplinary action by the applicable state licensing agency.  To Seller's knowledge, no Clinical Provider has had their privileges to practice at any healthcare institution terminated or restricted since January 1, 2006.

2.18        Environmental Matters.  No action or omission by or on behalf of the Company has resulted in any material noncompliance with any applicable statutes, laws, rules, regulations and binding governmental determinations relating to environmental, health and safety matters (including, without limitation, those relating to toxic or hazardous substances), including, without limitation, the Clean Air Act, the Clean Water Act, the Solid Waste Management Act (as amended by the Resource Conservation and Recovery Act), the Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act), the Emergency Planning and Community Right-to-Know Act, the Toxic Substances Control Act and the Occupational Safety and Health Act.  To Seller's knowledge, no conditions or circumstances exist with respect to the Company, the Centers or the Business that could give rise to any remedial action under, or impose any liability on Company with respect to, any statute, law, rule, regulation or binding governmental determination regarding any environmental, health or safety matters.
2.19         Inventory.  All inventory of the Company, whether or not reflected in the Current-Year Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of the Company's Business consistent with past practice, except for obsolete, damaged, spoiled, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.  All such inventory is owned by Company free and clear of all Liens, and no inventory is held on a consignment basis.  The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Company.
2.20        Accounts Receivable. All accounts receivable attributable to goods sold or services rendered in the operation of the Business (the "Accounts Receivable"), (a) have arisen from bona fide transactions involving the sale of goods or the rendering of services in the ordinary course of Company's operation of the Business, consistent with past practice; (b) constitute only valid, undisputed claims of Company not subject to claims of set-off or other defenses or counterclaims; and (c) subject to a reserve for bad debts consistent with the Company's and each applicable Payor's past practices, arising after the date of the Current-Year Financial Statements, on the accounting records of the Business, are collectible in full within 90 days after billing.
2.21        Service Providers.
(a)            Schedule 2.21(a) contains (i) a current, correct and complete list of the names of all individuals and entities employed or engaged (as independent contractors) by the Company or Seller in connection with the Business, including the Clinical Providers (collectively, the "Service Providers"); (ii) a summary of each Service Provider's current compensation rate, along with any annual bonus, additional compensation whether current, deferred, promised, accrued, or payable to each such Service Provider for services rendered or to be rendered through the period ending as of the Closing Date and an explanation of the applicable formula or calculation method used to arrive at such bonus or additional compensation; (iii) a list of all Service Providers who are party to a written employment agreement, independent contractor agreement, or other written agreement with Company; and (iv) a list of all Service Providers that have given notice to Seller or Company of a present intention to terminate such Service Provider's relationship with the Company.  Seller has delivered or made available to Buyer copies of all written agreements between the Company and any Service Provider as of the Closing Date and all employee or contractor manuals, materials, policies, procedures and work-related rules applicable to employees or independent contractors providing services to the Business.

(b)            Except as set forth in the written agreements described in Schedule 2.21(a), all employees are employed on an "at will" basis, and Company is not a party to any oral (express or implied) or written employment agreements, consulting agreements, or other agreements that contains any severance or termination pay obligations.  Each Service Provider has been correctly classified and treated (for withholding and all other purposes) as an employee or independent contractor, as the case may be, and no Service Provider classified by Company as an independent contractor is entitled to overtime, benefits, or compensation of any kind, under any benefit plan of Company.  Each employee classified as "exempt" from overtime under the Fair Labor Standards Act and any applicable state laws governing wages, hours, and overtime pay has been properly classified as such, and each non "exempt" employee has been properly classified in accordance therewith and has been paid overtime wages consistent with applicable law. There are no actions pending or, to the knowledge of Seller, threatened against Company  by any governmental authority or arbitrator in connection with the employment of any current or former Service Provider, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable laws.
(c)            Company is and has been in compliance with all applicable laws pertaining to employment and employment practices, including all laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. There are no actions pending or, to Seller's knowledge, threatened against Company by or with any governmental authority or arbitrator in connection with the employment of any current or former Service Provider, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable laws.
2.22        Employee Benefit Plans. Except as set forth on Schedule 2.22, Company has not established, sponsored, contributed to, or maintained, nor is Company obligated to make contributions to or under or otherwise participate in, (i) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document); (ii) any pension, profit sharing, retirement or other plan, program or arrangement; or (iii) any other Benefit Plan, fund or program, including, but not limited to, those described in Section 3(3) of ERISA.  All such plans listed on Schedule 2.22 (collectively, the "Benefit Plans") have been operated and administered in accordance with all applicable laws, rules and regulations, including without limitation ERISA, the Code, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws.  No act or failure to act by the Company has resulted in or constituted a "prohibited transaction" (as defined in ERISA) with respect to any of the Benefit Plans.  No "reportable event" (as defined in ERISA) has occurred with respect to any of the Benefit Plans.  Company has not previously made, is not currently making and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980. To Seller's knowledge, no provision under any of the Benefit Plans could: (i) result in the payment to any employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any of the Benefit Plans, in each case, as a result of the execution of this Agreement.  For purpose of this Agreement, the term "Affiliate" shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

2.23        Books and Records. The minute books and stock record books of Company, all of which have been made available to Buyer, (a) are complete and correct and have been maintained in accordance with sound business practices, and (b) contain accurate and complete records of all meetings, and actions taken by written consent of, the shareholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such shareholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.
2.24        Absence of Certain Changes.  Except as set forth on Schedule 2.24, since June 26, 2014 (the execution date of the Letter of Intent relating to the Transactions), the Company has not:
(a)            Paid any expense (including any capital expenditure) or incurred any Liability relating to the Business (other than for professional services rendered in connection with the Transactions) in excess of $5,000 or which could reasonably be expected to exceed $5,000, other than in the ordinary course of operating the Business, consistent with past practice;
(b)            Sold, transferred or contracted to sell or transfer any Asset, other than in the ordinary course of operating the Business, consistent with past practice;
(c)            Mortgaged, pledged or subjected to any Lien, charge or other encumbrance any of the Assets or the Shares;
(d)            Except for normal annual increases consistent as to timing and amount with past practice, granted, paid, or promised to pay any bonus or increase in the salary or rate of pay of any Service Provider;
(e)            Except for the Transaction Documents, entered into any contract or transaction other than in the ordinary course of operating the Business, consistent with past practice;
(f)             Authorized, declared, or paid any dividends or distributions, in cash or in kind, or otherwise transferred any Assets to Seller or any third party on account of rights in or to securities of the Company;
(g)            Issued any shares, membership interests or other securities, profit-sharing interest or voting interest in Seller, or any agreements, warrants or options to purchase or acquire any equity interest in the Company; or
(h)            Experienced, and Seller does not reasonably expect the Company to experience, any damage, destruction, loss (whether or not covered by insurance) or other material adverse change (including the loss or termination of any patient, customer or supplier) that had or may have, individually or in the aggregate, a material adverse effect on the Assets, the Business, the Centers or the financial condition of Company.

2.25        Taxes.  The Company and Seller have timely filed all tax returns required to be filed by the Company or Seller in the past three (3) years and have timely made all payments of taxes, including any interest, penalty or addition thereto, (whether or not reflected on any such tax return) with respect to income taxes, real and personal property taxes, sales taxes, use taxes, employment taxes, excise taxes and all other taxes due and payable on or before the Closing Date.  All such tax returns are complete and accurate in all respects and each properly reflects the transactions consummated and the relevant taxes for the periods covered by such tax returns in accordance with applicable tax law.  Neither the Company nor Seller has any outstanding tax liability, except for taxes attributable to the portion of the tax year immediately preceding the Closing Date, which tax is not yet due and payable.  Neither the Company nor Seller has received any notice that any tax deficiency or delinquency has been asserted against or in connection with Company, the Assets, the Centers or the Shares.  There are no pending or threatened audits relating to taxes of Seller or the Company, and neither Seller nor the Company is currently the beneficiary of any waiver of any statute of limitations in respect of taxes nor of any extension of time within which to file any tax return or to pay any tax assessment or deficiency.  There are no Liens relating to taxes on or, to the knowledge of Seller, threatened against Seller, the Company, the Assets, the Shares, or the Centers.  All taxes required by law to have been withheld or collected by Seller or the Company have been timely withheld or collected and, to the extent required, have been timely remitted to the proper governmental authority.  Neither Seller nor the Company has been a party to any tax allocation or sharing agreement or a member of any affiliated group of corporations filing a consolidated federal income tax return.
2.26        Clinical Trials.  During the period Seller has owned any of the Shares, no clinical trials or research procedures or studies involving patients have been performed at the Centers.
2.27        Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.
2.28        No Misrepresentations.  The representations and warranties made by Seller in this Agreement are true, complete and correct in all respects as of the Closing Date.  No representation or warranty by Seller in this Agreement (including the statements made in the Schedules to this Agreement) or in any other applicable Transaction Document contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.
2.29        Knowledge. Certain of the representations set forth in this Agreement are qualified by the "knowledge" of Seller.  For purposes of this Agreement, Seller's "knowledge" shall mean the knowledge of Seller after due and reasonable inquiry as the President of the Company, and Seller shall be responsible for all facts which Seller knows or should have known as a result of such inquiry.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer makes the following representations and warranties to Seller:

3.1          Organization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
3.2           Authority and Binding Effect.  Buyer has all requisite power and authority to execute, deliver and perform Buyer's respective obligations under each of the applicable Transaction Documents and to consummate the Transactions.  The execution and delivery of, and performance under, the Transaction Documents and the consummation of the Transactions have been duly authorized, and no other action, approval, notice or consent on the part of Buyer in order for Buyer to consummate the Transactions or to execute, deliver or perform Buyer's obligations set forth in the Transaction Documents. Upon execution and delivery by Buyer, this Agreement will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other party thereto) legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by applicable law or equitable principles.
3.3           Investment Purpose.  Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.
3.4           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.
3.5           No Misrepresentations.  The representations and warranties made by Buyer in this Agreement are true, complete and correct in all respects as of the Closing Date.  No representation or warranty by Buyer in this Agreement or any other Transaction Document contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.
ARTICLE 4
COVENANTS
4.1           Public Announcement.  Prior to Buyer's filing of the Form 8-K reporting the Closing of the Transactions, which Buyer may do without consent of or notice to Seller, neither Seller, Buyer nor any of their Affiliates shall make, or permit any agent or Affiliate to make, any public statements, including any press release or public statement with respect to the Transactions without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed) except as required by applicable law.

4.2           Springville Lease Agreement.
(a)            Company and Springvest, LLC, a Delaware limited liability company are party to that certain Commercial Lease and Option to Purchase Agreement, dated as of April 17, 2014, as amended by that certain First Amendment to Commercial Lease and Option to Purchase Agreement dated July 8, 2014, and as further amended by that certain Second Amendment to Commercial Lease and Option to Purchase Agreement and Assignment of Purchase Option Rights, dated July 30, 2014 (the "Second Amendment" and together with the original lease and the first amendment, collectively, the "Existing Lease").  Pursuant to the Second Amendment, Company assigned the option to purchase the land and improvements described in the Existing Lease (the "Springville Premises") to Jason Junkins, MD, LLC, an Alabama limited liability company ("Springville Landlord").  Springville Landlord intends to exercise its purchase option under the Existing Lease within the 90-day period following the "Commencement Date" (as such term is defined in the Existing Lease).
(b)            Buyer and Seller (in Seller's capacity as sole member of Springville Landlord) shall negotiate in good faith to enter into a lease agreement concerning the Springville Premises (the "Springville Lease") contemporaneously with the closing of Springville Landlord's acquisition of the Springville Premises.  The Springville Lease shall provide for, among other things, (a) an initial term of 10 years, with Buyer retaining two, five-year extension options, and (b) a monthly rental rate equal to the applicable rental rate set forth in the Existing Lease as of the date of the Springville Landlord's closing (subject to increase as set forth Existing Lease).
(c)            If Springville Landlord does not execute its purchase option within 30 months after the "Commencement Date" (as defined in the Existing Lease), Seller shall cause Springville Landlord to assign all of its rights and interests with respect to such purchase option to Buyer for no consideration, and the parties shall mutually cooperate to obtain any consents or authorizations required by the landlord under the Existing Lease to effectuate such assignment.
4.3           Guaranteed Liabilities.  Buyer shall cause for Seller to be released as a guarantor of the Guaranteed Liabilities no later than 60 days after Closing.  Buyer hereby agrees to fully indemnify Seller for any payments made by Seller under any Guaranteed Liabilities after the Closing Date.
4.4           Income Taxes.  Immediately upon Closing, Company's election to be taxed as an S-Corporation will terminate as a matter of law.  In connection with such termination, pursuant to applicable provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder, the Company's tax books shall be closed, and items of income, gain, loss, deduction and credit shall be specifically allocated to short taxable year in which such items are recognized under the cash basis method of accounting, and not pro rata across the entire calendar year.  Seller, at Seller's sole cost and expense, shall timely prepare and file the Company's final S-Corporation federal and state tax returns (including any informational returns) for the period ending on the Closing Date.  Except as described in the previous sentence, Buyer shall bear all costs and expenses relating to the taxes of the Company after the Closing Date.

4.5           Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, and other such taxes and fees (including any penalties and interest) incurred in connection with the Transactions, this Agreement and the other applicable Transaction Documents (including any real property transfer tax and any other similar tax) shall be borne and paid by Seller when due.  Seller shall, at Seller's own expense, timely file any tax return or other document required to be filed or reported in connection with the Transactions.
4.6           Consents.  Seller shall use Seller's reasonable best efforts to give or to cause the Company to give all notices to, and obtain or cause the Company to obtain all consents from, all required third parties as described in Schedule 2.7.
4.7           Resignation of Directors and Officers.  At Closing, the Company and Seller shall cause all members of the Board of Directors, and all elected officers, of the Company to resign, effective prior to or contemporaneously with Closing.
4.8           Negative Covenants.  Seller acknowledges (a) the covenants set forth in the Negative Covenant Agreement are an essential part of this Agreement and that, but for the agreement of Seller to comply with such covenants, Buyer would not have entered into this Agreement, (b) that the covenants contained in the Negative Covenant Agreement are a condition precedent to Buyer's entering into this Agreement, and (c) that the restrictions set forth in the Negative Covenant Agreement are reasonable and necessary to protect the legitimate business interests and investment of Buyer after Closing.
4.9           Payment of Expenses.  Except as set forth herein, Buyer and Seller shall bear their own expenses, including legal and accounting expenses, incurred in connection with the negotiation and implementation of the Transactions.
4.10        Further Assurances.  Each party to this Agreement, from and after Closing, upon the reasonable request of any other party hereto and without further consideration, shall (a) execute and deliver to the requesting party such documents and further assurances and (b) take such other actions in order to carry out the purposes and intentions of this Agreement and the other applicable Transaction Documents.
4.11        Seller Access to Medical Records.  Following the Closing Date, to the extent permissible under applicable law, Buyer shall grant Seller reasonable access to all charts, data and other records created in connection with Seller's rendition of professional services.  Any costs or expenses incurred in fulfilling Seller's requests shall be borne by Seller at the applicable rates then existing for production of patient record requests as allowed under applicable law.  Notwithstanding the foregoing, the parties agree that to the extent that such charts, data and other records created in connection with Seller's rendition of professional services are in electronic form, there shall be no charge to Seller for delivering such items to Seller in electronic form.
4.12         Buyer Filings.  Following the Closing Date, Buyer shall timely complete all Third Party Requirements.

ARTICLE 5
INDEMNIFICATION
5.1           Survival.  Except with respect to the Fundamental Representations (as defined below), which shall survive until each of their applicable statute of limitations, the representations and warranties in this Agreement shall survive Closing and shall remain in full force and effect for a period of 18 months.  All covenants and agreements of the parties contained herein shall survive Closing until fully performed or satisfied unless otherwise explicitly specified herein.  The term "Fundamental Representations" means the representations of Seller set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.15, 2.16 (but only with respect to the portions applicable to compliance with Health Care Laws), and 2.25 and the representations of Buyer set forth in Sections 3.1, 3.2, and 3.3.  Notwithstanding the foregoing, any notice given in good faith, with reasonable specificity (to the extent known at such time), in writing and in accordance with the procedures set forth in Section 5.8, by the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not be barred by the expiration of the relevant representation or warranty and any such claims shall survive until finally resolved.
5.2           Indemnification by Seller.  Subject to the limitations set forth in this Article 5, Seller shall indemnify and defend Buyer and its Affiliates (collectively, the "Buyer Indemnified Parties") against, and shall hold harmless each of them against, and shall pay and reimburse each of them for, any and all liabilities, losses, damages, claims, actions, suits, demands, causes of action, costs, expenses, interest, awards, judgments and penalties of any nature whatsoever (including, without limitation, reasonable legal costs and expenses) ("Losses"), arising or resulting from:
(a)            Any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, or any other applicable Transaction Document, as of the Closing Date;
(b)            Any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any other applicable Transaction Document;
(c)            Any Liabilities relating to or arising from events, occurrences, acts or omissions unrelated to the Company's operation of the Business, including any claims for professional malpractice relating to Seller's rendering (or failure to render) professional medical services at locations other than the Centers; or
(d)            Any Liabilities for any overpayment, false claim amounts, violation of any Health Care Law, or any other amounts otherwise owed by Seller or the Company to any third party, including any Payors or patients for services rendered prior to the Closing Date.
5.3           Indemnification by Buyer.  Subject to the limitations set forth in this Article 5, Buyer shall indemnify and defend Seller and his Affiliates (collectively, the "Seller Indemnified Parties") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses arising or resulting from:
(a)            Any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, or any other applicable Transaction Document, as of the Closing Date;
(b)            Any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any other applicable Transaction Document; or

(c)            Any Liabilities for any overpayment, false claim amounts, violation of any Health Care Law, or any other amounts otherwise owed (i) by the Company to any third party, including any Payors or patients for services rendered after to the Closing Date or (ii) by the Buyer or its Affiliates to any third party, including any Payors or patients; provided that Buyer shall have no obligation under this Section 5.3(c) if Seller is partially or fully responsible for such amount owed.
5.4           Limitation of Liability.
(a)            The maximum aggregate liability of Seller to all Buyer Indemnified Parties for all Losses to which such persons are entitled to seek indemnification under Section 5.2 shall be an amount equal to the Purchase Price.  Notwithstanding the foregoing limitations, nothing contained herein shall limit or restrict Buyer's right to maintain or recover any amounts in connection with any action or claim based upon Seller's fraud, intentional misstatement, willful misconduct or under any provision of this Agreement or the other applicable Transaction Documents not expressly limited by this Section 5.4.
(b)            The maximum aggregate liability of Buyer to all Seller Indemnified Parties for all Losses to which such persons are entitled to seek indemnification under Section 5.3 shall be an amount equal to the Purchase Price.  Notwithstanding the foregoing limitations, nothing contained herein shall limit or restrict Seller's right to maintain or recover any amounts in connection with any action or claim based upon Buyer's fraud, intentional misstatement, willful misconduct or under any provision of this Agreement or the other applicable Transaction Documents not expressly limited by this Section 5.4.
5.5           Exclusive Remedy.
(a)            In the absence of Seller's fraud, intentional misstatement, or willful misconduct, the indemnification provisions set forth in this Article 5 will be the sole and exclusive remedy and recourse for Losses to which the Buyer Indemnified Parties are entitled to seek indemnification under Sections 5.2(a), (b) and (d).
(b)             In the absence of Buyer's fraud, intentional misstatement, or willful misconduct, the indemnification provisions set forth in this Article 5 will be the sole and exclusive remedy and recourse for Losses to which the Seller Indemnifies Parties are entitled to seek indemnification under Sections 5.3(a) and (b).
5.6           Materiality.  Notwithstanding anything in this Agreement to the contrary, for purposes of determining the amount of any Losses that are the subject matter of an indemnification claim, each representation or warranty contained in this Agreement is to be read without regard and without giving effect to any materiality, material adverse effect or similar standard or qualification contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty).
5.7           Other Matters.  Any liability for indemnification under this Article 5 shall be determined without duplication of recovery by multiple parties and by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.  The amount of any Losses for which indemnification is entitled under this Article 5 shall be reduced by any amounts recovered by the indemnified party (or any other person or entity that receives payment on account of amounts payable to the indemnified party) under insurance policies or any other source.

5.8           Notice; Indemnification Procedures.
(a)            Any party seeking indemnification under this Article 5 shall give the party from whom indemnification is being sought notice of any matter which such indemnified party has determined to give rise to or to potentially give rise to a right of indemnification under this Agreement as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event that may give rise to Losses for which indemnification may be sought under this Article 5; provided, however, that no delay on the part of the indemnified party in notifying the indemnifying party shall relieve the indemnifying party from any obligation hereunder unless (and then solely to the extent) the indemnifying party thereby is materially prejudiced by such delay.
(b)            The liability of an indemnifying party under this Article 5 with respect to Losses arising out of claims of any third party that are subject to indemnification in this Article 5 ("Third Party Claims") shall be governed by and contingent on the following additional terms and conditions:
 (i)            if any third party notifies any indemnified party with respect to a Third Party Claim, then the indemnified party shall give the indemnifying party notice of such Third Party Claim within 20 days of the receipt by the indemnified party of such notice; provided, however, that no delay on the part of the indemnified party in notifying the indemnifying party shall relieve the indemnifying party from any indemnification obligation hereunder unless (and then solely to the extent) the indemnifying party thereby is materially prejudiced by such delay.
 (ii)          The indemnifying party will have the right to assume and control the defense of the Third Party Claim in a diligent manner at its expense and with counsel of the indemnifying party's choice (subject to the reasonable satisfaction of the indemnified party), so long as the indemnifying party gives notice of its intention to do so to the indemnified party within 30 days of the receipt of notice of such Third Party Claim from the indemnified party.
 (iii)         If the indemnifying party assumes the defense of a Third Party Claim, (A) the indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, and (B) the indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the written consent of the indemnified party, unless such judgment or settlement (x) includes an unconditional written release by the claimant or plaintiff of the indemnified party from all liability in respect of such Third Party Claim, and (y) does not impose equitable remedies or material obligations on the indemnified party other than financial obligations for which such indemnified party will be indemnified hereunder.  No Third Party Claim which is being defended in good faith by the indemnifying party in accordance with the terms of this Agreement shall be settled by the indemnified party, nor shall the indemnified party consent to the entry of any judgment with respect thereto, without the written consent of the indemnifying party.

 (iv)        In the event that the indemnifying party does not assume the defense of a Third Party Claim, (A) the indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably and in good faith may deem appropriate (and the indemnified party need not consult with, or obtain any consent from, the indemnifying party in connection therewith), (B) the indemnifying party will reimburse the indemnified party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the indemnifying party will remain responsible for any Losses the indemnified party may suffer arising out of or resulting from the Third Party Claim to the fullest extent provided under this Article 5.
 (v)         Each of the indemnifying party and the indemnified party shall cooperate with the other in the defense of a Third Party Claim and make available all witnesses, pertinent records, materials and information in such party's possession or under such party's control relating to such Third Party Claim as is reasonably requested by the other party.
5.9           Buyer Remedy.  Should any Buyer Indemnified Party be entitled to indemnification pursuant to this Article 5, then, in addition to any other legal or equitable right or remedy which such Buyer Indemnified Party may have, Buyer may offset the amount due Seller under the Note to the extent necessary to satisfy any amount under Section 5.2.  In order for such setoff to occur, Buyer shall provide the written notice required in Section 5.8(a), which shall include an estimate of all Losses.  If the Seller doesn't object to the indemnification claim in writing to the Buyer within ten (10) days from his receipt of the indemnification notice, such claim shall be deemed "approved" by the Seller and the Buyer shall be entitled to setoff the amount of the Losses identified in the indemnification notice against the Note.  If the Seller objects in writing to the claim in the indeminification notice, the Buyer and the Seller shall resolve their disagreements with respect to such claim.
5.10        Tax Treatment of Indemnification.  All indemnification obligations satisfied under this Agreement, whether in cash or by offset, shall be treated by the parties as an adjustment to the Purchase Price for federal and state tax purposes, unless otherwise required by law.
ARTICLE 6
MISCELLANEOUS
6.1           Waiver.  No failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any party shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege.  Any waiver under this Agreement must be in writing, signed by the waiving party.
6.2           Severability. If any term or provision of this Agreement or any other Transaction Document is determined to be invalid, illegal or unenforceable by any court, agency or tribunal of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other Transaction Document or invalidate or render unenforceable such term or provision in any other jurisdiction.  Unless expressly provided otherwise in this Agreement or any of the other Transaction Documents, the parties to the applicable Transaction Document shall negotiate in good faith to modify such Transaction Document so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

6.3           Amendment; Assignment. This Agreement may not be amended except by an instrument in writing signed by Buyer and Seller.  This Agreement and all provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations herein shall be assigned by any party hereto without the prior written consent of the other party; provided, however, that Buyer may assign this Agreement or delegate the performance of its obligations to a subsidiary or Affiliate of Buyer or without the consent of Seller so long as (i) Buyer remains obligated to Seller after such assignment, including as the guarantor of the Note and (ii) such assignment or delegation, in no way limits, diminishes or alters the nature or extent of Seller' rights, interests, or remedies herein.  Notwithstanding anything in this Agreement to the contrary, expressed or implied, this Agreement is not intended to confer any rights or remedies on any person other than the parties and their respective successors and permitted assigns.
6.4           Entire Agreement.  Except as otherwise provided in this Agreement, this Agreement and the other Transaction Documents set forth the entire understanding of the parties with respect to the subject matter hereof and thereof and this Agreement and the other Transaction Documents supersede all prior agreements concerning the subject matter hereof and thereof.  No party is relying upon any statement or representation of any other party except as expressly set forth herein and each party is relying on its own judgment in connection with the execution of this Agreement and the other Transaction Documents and the consummation of the Transactions.
6.5           Notices. All notices, claims, certificates, requests, demands and other communications pursuant to this Agreement or any other Transaction Document shall be in writing and shall be deemed to have been duly given to Buyer or to all Seller, as the case may be, (a) when delivered, if delivered by hand; (b) one business day after transmitted, if transmitted by a nationally-recognized overnight courier service, (c) when sent by electronic mail; or (d) three business days after mailing, if mailed by registered or certified mail, postage prepaid, return receipt requested, and in each case to the parties at the following addresses (or at such other address for such party as shall be specified in a notice given in accordance with this Section 6.5):
If to Seller:	Jason Junkins, M.D.
107 Mountain Breeze Court
Rainbow City, AL 35906
Email: junkinsmd@gmail.com

with copy to, which shall not constitute notice to Seller:

Burr & Forman LLP
Suite 3400, 420 North 20th Street
Birmingham, AL 35203
Email: norr@burr.com
Attention: Norman M. Orr

If to Buyer:	ACSH Urgent Care Holdings, LLC
5429 LBJ Freeway, Suite 850
Dallas, Texas 75240
Email: mthompson@americancaresource.com
Attention: Matthew D. Thompson, CFO

with copies to, which shall not constitute notice to Buyer:

ACSH Urgent Care Holdings, LLC
5429 LBJ Freeway, Suite 850
Dallas, Texas 75240
Email: awinger@americancaresource.com
Attention: Adam S. Winger

6.6           Governing Law, Venue, Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts-of-law rules or principles that might refer the governance or construction of this Agreement to the laws of another jurisdiction.  The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of Alabama, in each case located in Jefferson County, Alabama, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or the Transactions and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts, which courts shall be the exclusive courts of jurisdiction and venue.  The parties irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or the Transactions brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction and venue is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction or venue with respect to any other dispute in which a party to this Agreement may become involved.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

6.7           Costs of Enforcement.  If Buyer or Seller files suit or other action to enforce the terms of this Agreement or to obtain performance as required in this Agreement, then the prevailing party in any such suit or action will be entitled to recover all reasonable costs, including reasonable attorneys' fees and costs, from the non-prevailing party as part of any judgment in such suit or action.  The term "prevailing party" will mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the complaint.
6.8           Schedules and Exhibits; Usage.  All Schedules and Exhibits attached hereto are hereby incorporated in this Agreement as if set forth in full herein and, unless otherwise defined therein, all terms used in any Schedule or Exhibit shall have the meanings assigned to such terms in this Agreement.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time may be amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.
6.9           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and shall be valid and effective for all purposes.
6.10        No Requirement To Refer.  Notwithstanding anything contained herein, nothing in this Agreement shall be construed to induce, encourage, solicit or reimburse the referral of any patients or business, including any patients or business funded in whole or part by federal or state government programs (i.e., Medicare, Medicaid, TRICARE, etc.) or to limit the freedom of any patient of Seller, Buyer or any of their Affiliates to choose the hospital, healthcare facility or physician from whom such patient will receive medical services.  The parties acknowledge that there is no requirement under this Agreement or any other agreement between the parties that Seller or any of his Affiliates refer patients or business to Buyer, any medical practice, walk-in clinic or urgent care clinic managed by Buyer or its Affiliates, including the Company after the Closing Date. No payment made under this Agreement will be in return for the referral of patients or business, including those paid in whole or part by federal or state government programs.  The parties acknowledge that none of the benefits granted Seller or any of his Affiliates hereunder are conditioned on any requirement that any such person make referrals to, be in a position to make or influence referrals to, or otherwise generate business for Buyer, any medical practice, walk-in clinic or urgent care clinic managed by Buyer or any of their Affiliates, including the Company after the Closing Date.
6.11        Fair Value.  Buyer and Seller acknowledge that the terms of this Agreement have been negotiated at arms' length and that the Purchase Price constitutes fair value for the Shares.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representatives of Buyer and each of the Seller as of the Closing Date.

BUYER:

ACSH URGENT CARE HOLDINGS, LLC
a Delaware limited liability company

By:	/s/ Matthew D. Thompson
Name:	Matthew D. Thompson
Title:	Chief Financial Officer

SELLER:

By:	/s/ Jason C. Junkins
Name:	Jason C. Junkins, M.D.

EXHIBIT A

PROMISSORY NOTE

$150,000	September 12, 2014

FOR VALUE RECEIVED, ACSH URGENT CARE HOLDINGS, LLC, a Delaware limited liability company ("Borrower"), hereby promises to pay to JASON C. JUNKINS, M.D., an individual resident of the State of Alabama, ("Lender"), at 107 Mountain Breeze Court, Rainbow City, Alabama 35906, or at such other place as may be designated in writing by Lender from time to time (the "Lender Address"), the principal sum of $150,000, together with interest on the unpaid balance thereof at the rate, on the terms and subject to the conditions set forth herein.

This Promissory Note (this "Note") is delivered by Borrower pursuant to and in accordance with the terms and conditions of that certain Stock Purchase Agreement dated as of September 12, 2014, by and among Borrower and Lender (the "Purchase Agreement").  Capitalized terms used and not otherwise defined in this Note shall have the meanings ascribed to such term in the Purchase Agreement.

1.             Payments.  Borrower shall make two equal principal payments, plus all accrued but unpaid interest under this Note, one on each of the first and second annual anniversaries of the date of this Note.

2.             Interest Rate.  The unpaid principal balance of the Note shall bear simple interest at a fixed interest rate of five percent (5%) per annum (the "Interest Rate").  In no event shall the amount of interest due or payable under this Note exceed the maximum rate of interest allowed by applicable law, as amended from time to time.  If any payment of interest or in the nature of interest would, under applicable law, cause the foregoing interest rate limitation to be exceeded, then the excess payment shall be credited as a payment of principal, unless Borrower notifies Lender that Borrower desires to have the excess sum returned to Borrower.

3.             Maturity.  If not sooner prepaid pursuant to the terms of this Note, the unpaid principal balance and all accrued but unpaid interest under this Note shall be due and payable two years from the date of this Note (the "Maturity Date").

4.             Prepayment.  The principal amount of this Note may be prepaid in full or in part at any time without penalty.  Any such prepayment shall be first applied to accrued but unpaid interest, and the balance, if any, to principal.

5.             Method of Payment.  Payments made pursuant to this Note shall be made in cash or immediately available funds to the Lender Address or by electronic or wire transfer to an account designated by Lender in writing.  By Lender's acceptance of this Note, Lender acknowledges that upon satisfaction of all payments pursuant to this Note, Borrower's obligations to Lender under this Note shall be deemed satisfied in full.  Upon such satisfaction, Lender shall deliver this Note to Buyer with an indication on the face of the Note that the Note has been paid in full.
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6.             Working Capital Adjustment. Pursuant to the Purchase Agreement, the principal amount of this Note may be increased or decreased, as the case may be, by the Working Capital Adjustment.  The Working Capital Adjustment to this Note shall be effective for all purposes as of (a) the date the Post-Closing Statement is delivered to Lender if no Objection Statement is timely delivered by Lender, and (b) the date all disputes concerning the Post-Closing Calculation are finally resolved if an Objection Statement is timely delivered in accordance with Section 1.4 of the Purchase Agreement.
7.             Offset by Borrower.  Borrower may offset amounts owed to Borrower by Lender under any of the Transaction Documents against any amount owed to Lender by Borrower under this Note, whether or not such amounts are currently due under this Note, in accordance with Sections 1.4(f) and 5.9 of the Purchase Agreement.
8.             Headings.  The headings of the sections, subsections, paragraphs and subparagraphs of this Note are used only for convenience of reference and shall not be considered in construing the contents of this Note.
9.             Severability.  No determination by any court, agency or other governing body that any provision of this Note is invalid or unenforceable in any instance shall affect the validity or enforceability of (a) any other such provision or (b) such provision in any circumstance not controlled by such determination.  Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.
10.            Disputes.  The provisions relating to governing law, venue and waiver of jury trial set forth in Section 6.7 of the Purchase Agreement are incorporated in their entirety into this Note as if such provisions were set forth in this Note.
11.           Modification.  This Note may be modified, amended, discharged or waived only by an agreement in writing signed by Borrower and Lender.
12.           Not a Negotiable Instrument.  This Note shall not be deemed to be a negotiable instrument, and the rights and obligations under this Note may not be assigned or delegated by Borrower or Lender without the other party's prior written consent.
13.           Relationship.  Nothing contained in this Note shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between Borrower and Lender.
[Signature Page Follows]
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IN WITNESS WHEREOF, the undersigned has executed this Note in favor of Lender as of the Closing Date.
BORROWER:

ACSH URGENT CARE HOLDINGS,
LLC,
a Delaware limited liability company

By:
Name:	Matthew D. Thompson
Title:	Chief Financial Officer

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EXHIBIT B

MEDICAL DIRECTOR EMPLOYMENT AGREEMENT
THIS MEDICAL DIRECTOR EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of September 12, 2014 (the "Effective Date"), by and between ACSH URGENT CARE HOLDINGS, LLC a Delaware limited liability company ("Company"), and JASON C. JUNKINS, M.D. ("Physician"), a physician duly licensed and registered to practice medicine under the laws of the State of Alabama ("State of Licensure").
RECITALS:
A.           Company engages in owning and operating medical centers located in multiple states including the State of Licensure (the Centers located in the State of Licensure, as well as any other center Company may open or acquire from time to time in the State of Licensure or the Northern region of Florida are collectively referred to herein as the "Centers").
B.            Company desires to employ Physician to provide such services as described herein; and
C.            Physician desires to accept such employment on the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Physician and Company agree as follows:
1.             Employment.  Company hereby employs Physician and Physician hereby accepts such employment upon the terms and conditions set forth herein.  The Services (as defined below in Section 2(a)) shall commence on the Effective Date. Immediately following the Effective Date, Physician shall be a full-time physician employee of Company without any further action by either party.
2.             Physician's Services and Responsibilities.
(a)            General.  On and after the Effective Date, Physician shall serve, on a full-time basis, as the medical director of the Centers. In such capacity, Physician shall perform, for and on behalf of Company, the services Company may request from time to time, including those services set forth on Exhibit A attached hereto (collectively, the "Services").  As a full-time employee, Physician shall devote substantially all of Physician's working time, energies, and skills to the exclusive furtherance of Company's business, and shall serve Company diligently and to the best of Physician's ability.  The parties anticipate that as a full-time employee, Physician will work on average approximately 50 hours per week.  Such work will include at least one clinical shift per week and approximately one or two trips to the Company's Centers located in North Florida per month.
(b)            Authority and Control of Company.  Physician shall perform the Services in accordance with the policies, procedures, rules and regulations as Company may establish from time to time, and, subject to the exercise of physician's independent medical judgment as set forth in Section 8 below, all work performed by Physician shall be subject to review and evaluation by Company or a representative thereof.  Subject to the exercise of Physician's independent medical judgment as set forth in Section 8 below, Physician shall accept all patients assigned to Physician by Company.
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(c)            Conflicts.  Physician shall devote Physician's best efforts to fulfill Physician's obligations hereunder.  To that end, Physician shall not, while employed by Company, engage in any other professional or business activity which may reasonably be expected to (i) interfere with or impede Physician's performance of Physician's duties hereunder or (ii) conflict with Physician's undivided loyalty to Company, whether or not such activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of Company, which consent shall not be unreasonably denied.    Notwithstanding any consent given by Company, Physician agrees that the staffing and scheduling needs of Company shall be given preference over any other professional activity in which Physician is permitted to engage.  Except as expressly set forth herein, any consent granted to Physician to engage in another professional or business activity shall be revocable by Company, in Company's sole, but reasonable, discretion, at any time upon written notice to Physician, and upon receipt of such notice, Physician shall cease and desist from such activity.  Notwithstanding the above, Company hereby irrevocably consents to Physician's continued provision of the services described in the chart below, so long as (i) such services are rendered in a manner consistent with past practices, (ii) require no more of Physician's time than Physician was devoting prior to the Effective Date, and (iii) do not impair or impede Physician's ability to fulfill Physician's obligations hereunder.  If Company reasonably determines that such services are impairing or impeding Physician's ability to fulfill Physician's obligations hereunder, Company shall give written notice to Physician of Company's conclusion, and the parties shall negotiate in good faith to resolve the matter.  If the parties are unable to resolve the matter within 30 days of Company's delivery of written notice, either party may terminate this Agreement by written notice to the other.
Service Recipient	Permitted Service

Quality of Life Inpatient Pediatric Service	Physician may continue rendering inpatient treatment until the service recipient is able to secure a replacement provider.

Amedisys Hospice	Physician may continue to serve as a medical director of Amedisys, which services are generally rendered via telephone or fax.

Southern Health Partners	Physician may continue to render medical treatment to inmates.

(a)            Payor Contracts.  Physician shall cooperate with Company and take all necessary or appropriate action to participate, and shall at all times maintain participating physician status, in the payment plans of all private and governmental third-party payors, health maintenance organizations, preferred provider organizations, and other health benefit programs (collectively, "Payor Programs") with which Company (or any of its affiliates) may contract.  At the request of Company, Physician shall (i) enter into contracts with Payor Programs in Physician's capacity as an individual, licensed healthcare provider (the "New Contracts"), and (ii) with respect to all contracts with Payor Programs existing as of the Effective Date (the "Existing Contracts" and together with the New Contracts, the "Payor Contracts"), assist the Company in providing notice to, and obtaining consents from, all applicable payor parties under such Existing Contracts as required by the terms of the Existing Contract in order for Physician to render the Services for the economic benefit of Company.  Physician shall maintain in good standing (unless Company specifically directs Physician in writing otherwise) all Payor Contracts, and Physician shall not take any action to amend or renegotiate the terms of any Payor Contract without at least 30 days' prior written notice to Company.
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3.             Financial Terms.
(a)            Assignment of Professional Fees.  Except as otherwise agreed by the parties, Physician agrees that, during the term of this Agreement, Physician shall not bill to or collect from any patient or third-party payor any amount for services rendered hereunder.  Physician hereby irrevocably assigns and grants to Company the right to bill and collect from patients and all Payor Programs for all services rendered by Physician hereunder.
(b)            Compensation.  From the Effective Date until the termination or expiration of this Agreement, in consideration of the Services, Company shall pay Physician, subject to all applicable payroll taxes and required withholdings, the compensation set forth in this Section 3. The total compensation paid to Physician pursuant to this Agreement has been negotiated in good faith and in arm's-length negotiations and represents the fair market value of the services provided by Physician under this Agreement.
 (i)           Base Compensation.  Company shall pay Physician annual compensation in the amount of $225,000 (the "Base Salary").  The Base Salary shall be payable in biweekly installments according to Company's normal payroll procedures; provided, however, that, for the calendar month that includes the Effective Date and the effective date of the termination of this Agreement, the foregoing amounts shall be pro-rated based on the number of days during such calendar month after the Effective Date or preceding such effective termination date, as applicable.
 (ii)         Bonus Compensation.  In addition to the Base Salary, Physician may be eligible to receive bonus compensation at such times and in such amounts as Company may determine (the "Bonus Compensation").  The Bonus Compensation, if any, (A) is subject in all respects to Physician's continued compliance with the terms and conditions of this Agreement, (B) will be paid at such times as Company may determine after calculation of the financial results of Company's operations for the period for which the Bonus Compensation is to be paid, (C) in any event, shall be earned and payable only if this Agreement is in effect and Physician is employed by Company and not in breach of this Agreement on the date on which payment is made, and (D) shall be paid in accordance with state and federal laws.  If, due to Physician's error or omission, Company is required to refund any amount received from any Payor Program, and such refunded amount gave rise or contributed to the payment of Bonus Compensation, Physician's future Bonus Compensation, if any, shall be decreased by the amount of the Bonus Compensation that has been received by Physician and which was based on the refunded amount.
 (iii)        Benefits.  In accordance with their terms, Physician shall be entitled to participate in any plans, insurance policies or contracts maintained by Company relating to retirement, health, disability and other related benefits.  Physician's rights and entitlement with respect to any such benefits shall be as set forth in Company's employee handbook, and subject to the provisions of the relevant plans, contracts or policies providing such benefits. Nothing contained herein shall be deemed to impose any obligation on the Company to adopt or maintain any such plans, policies or contracts.
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(c)            Expense Reimbursement. Company shall reimburse Physician for ordinary and necessary business expenses incurred in the performance of Physician's duties hereunder in accordance with the expense reimbursement policies of Company as set forth in the employee handbook. Notwithstanding the above, the Company shall reimburse Physician for all fees and dues associated with Physician's membership in the Medical Association of the State of Alabama and such other professional societies as agreed to by the parties, as well as all license, permit, and registration fees necessary for Physician to practice medicine in the State of Licensure and the State of Florida.
(d)            Vacations; Sick Leave; Continuing Medical Education. During each year of the Agreement, Physician shall be entitled to 29 days of paid vacation/sick leave time. In addition, Physician shall be entitled to such holidays as Company may approve. Physician is encouraged and is expected from time to time to attend meetings, continuing medical education, professional conventions, and post-graduate courses in his/her field of medicine. Company agrees to pay the reasonable amount of travel expenses and other costs incurred by Physician in connection with such continuing medical education activities, but not to exceed $2,500.00 per year. In the event of termination of employment, Physician shall be entitled to receive payment for any unused vacation/sick leave time; provided that Physician complies with all terms and conditions of this Agreement and the Employee Handbook
4.             Physician's Representations, Warranties and Covenants.
(a)            General.  Physician represents, warrants, and covenants at all times during the term of this Agreement that Physician:
 (i)            is and will maintain a full and unencumbered license, in good standing under the laws of the State of Licensure, to engage in the practice of medicine, and said license will not be suspended, revoked or restricted in any manner at any time during the term of this Agreement;
 (ii)         has and will maintain current controlled substances registrations issued by applicable state authorities and the United States Drug Enforcement Administration, which registrations have not been surrendered, suspended, revoked or restricted in any manner;
 (iii)        has and will maintain at least the minimum continuing medical education credits required by the applicable governing board;
 (iv)        has disclosed to Company the prior occurrence of any of the following matters, and will disclose the occurrence of any such matters after the Effective Date immediately upon the occurrence thereof:
(1)            any malpractice suit, formal claim (whether or not filed in court), settlement, settlement allocation, judgment, verdict or decree against Physician;
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(2)            any disciplinary, peer review or professional review investigation, proceeding or action instituted against Physician by any licensure board, hospital, school, health care facility or entity, professional society or association, Payment Program, peer review or professional review committee or body, or governmental agency;
(3)            any complaint, conviction or allegation involving Physician's commission of a felony, or any other crime involving moral turpitude;
(4)            any investigation or proceeding, whether administrative, civil or criminal, relating to an allegation against Physician of filing false health care claims, violating anti-kickback laws, or engaging in other billing improprieties relating to the practice of medicine;
(5)            any illness or condition that may impair Physician's ability to exercise sound medical judgment;
(6)            any use of drugs (whether or not prescribed) or alcohol, which, in Company's reasonable opinion could compromise the reputation or quality of medical care at the Centers, or any participation in any alcohol or controlled substance detoxification, treatment, recovery, rehabilitation, counseling, screening or monitoring program;
(7)            any allegation, investigation or proceeding based on any allegation, against Physician, relating to the alleged or potential violation by Physician of professional ethics or standards, or the engaging by Physician in illegal, immoral or other misconduct (of any nature or degree), relating to the practice of medicine;
(8)            any denial of an application in any state for licensure as a Physician, for board certification or recertification, for participation in any third party payment program, for state or federal controlled substances registration, or for malpractice insurance; and
(9)            any rejection or exclusion, for any duration, from participation in any Payor Program.
 (v)         shall submit to periodic, random drug testing in accordance with the Company's policies;
 (vi)       shall abide by the reasonable rules, regulations, policies and directives of Company;
 (vii)      shall render the clinical Services to patients at the Centers in a competent, professional and ethical manner, in accordance with prevailing standards of general medical practice, and in material compliance with all applicable statutes, regulations, rules, orders and directives of any and all applicable governmental and regulatory bodies having competent jurisdiction;
 (viii)    shall, in connection with the provision of the Services, use the equipment, instruments, pharmaceuticals and supplies furnished by Company for the purposes for which they are customarily used and in a manner consistent with sound medical practice; and
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 (ix)        shall complete and maintain, in a timely manner, adequate and legible patient records with respect to all services rendered to patients at the Centers according to the policies and procedures established and maintained by Company.
(b)            Patient Refunds.  Physician represents and warrants to Company that (i) Physician recently became aware of one or more alleged technical violations of the federal Stark Law, (ii) Physician made or caused Company to make all required self-disclosures and refunds to the appropriate governmental party on account of such alleged technical violations, and (iii) Physician will or will cause Company to refund to patients certain payments made by patients associated with the alleged technical violations as soon as expeditiously possible, but no later than sixty (60) days following the date on which Physician became aware of the technical violations.
(c)            Florida Licensure.  Physician shall, and the Company shall cooperate in good faith with Physician's efforts to, obtain a license to practice medicine in the State of Florida as promptly as possible after the Effective Date.  Upon Physician's obtaining of such license, Physician shall maintain such license in active and unencumbered status, in good standing under the laws of the State of Florida, and said license shall not be suspended, revoked or restricted in any manner at any time during the term of this Agreement.  Notwithstanding the foregoing, the parties hereby agree that until such time as Physician obtains a license to practice medicine in the State of Florida, Physician will not be requested by Company nor expected by Company to provide any professional medical services at Centers located in the State of Florida.
(d)            Operational Covenants.  Physician shall assist Company in achieving  Company's operational objectives for the Centers, including the Centers located in the State of Licensure (the "Alabama Centers").  Specifically, Physician shall assist Company in operating consistent with agreed-upon financial projections for the Alabama Centers, including without limitation the projected costs and expenses.  The parties contemplate the occurrence following steps will be taken with respect to the operation of the Alabama Centers as promptly as practicable after the Effective Date:
 (i)           Company will discontinue its use of locum tenens professionals, and Physician will take or cause to be taken action to identify and procure part-time, "PRN" professional providers to assist in the staffing of the Alabama Centers.
 (ii)         Physician will work collaboratively with Company's executive management team, including without limitation the chief financial officer, to monitor operational and financial results compared to agreed-upon projections and operating budget, which practices are consistent with standard corporate practice
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5.             Professional Liability Insurance.  Company shall maintain and pay all premiums for Physician's professional liability (malpractice) insurance policy (which may include the continuation Physician's professional liability policy in effect on the Effective Date) covering claims and losses resulting from the Services provided by Physician at the Centers during the term of this Agreement.  Furthermore, Company shall maintain such coverage for at least three years after the termination of Physician's service with the Company (the "Tail Period").  If, due to the nature of Company's then-effective professional liability policy, Company is not required to obtain an extended reporting endorsement (a "Tail Policy") to provide coverage throughout the Tail Period, Company shall maintain its existing coverage throughout the Tail Period at its sole cost and expense.  If, due to the nature of Company's then-effective professional liability policy, Company is required to obtain a Tail Policy to provide coverage throughout the Tail Period, Company shall pay a portion of the premium associated with such Tail Policy equal to the full amount of the premium for the Tail Policy multiplied by a fraction with numerator being equal to the number of years Physician served as an employee of Company and denominator being equal to the number of years covered by the tail coverage (including any years covered by the policy's applicable retroactive date).   Physician shall be responsible for paying the portion of the Tail Policy premium not paid by Company.  To avoid any coverage disruption, Company may, in its sole discretion, pay the full amount of the Tail Policy premium throughout the Tail Period, and Physician shall reimburse Company for Physician's portion with 30 days of Company's delivery of written notice thereof.  If Physician fails to reimburse company within 30 days of receipt of such notice, the amount owed to Company shall accrue interest at the rate of 15%.  Physician shall also be responsible for all costs incurred by Company to collect such amount (including reasonable attorneys' fees).  Physician will fully cooperate in the defense of any asserted claim, whether or not this Agreement is still in effect to the extent Physician has any knowledge of the facts giving rise to the asserted claim.  Any services or activities performed for third parties, not at the request or for the benefit of Company during or after the term of this Agreement, will not be deemed to be included in the definition of "Services," and Physician shall not be deemed to be Company's employee, agent or contractor in performing such services or activities.  Company shall incur no liability for such outside services or activities, vicarious or otherwise, and Physician shall obtain and be solely responsible for the expense of professional liability insurance covering all such outside services and activities, which coverage shall contain commercially reasonable policy limits, and Physician shall indemnify and hold harmless Company against the entirety of any loss or threatened loss or expense resulting from, arising out of or relating to Physician's outside services or activities.
6.             Term.  This Agreement shall become effective as of the Effective Date.  Unless sooner terminated as provided herein, this Agreement shall remain in full force and effect for 12 months after the Effective Date.  This Agreement shall automatically renew on each anniversary of the Effective Date for an additional 12 months.
7.             Termination.
(a)            Termination by Physician.  Physician may terminate this Agreement without cause upon 60 days' prior written notice to Company. Physician may terminate this Agreement with cause in the event Company breaches any representation or material term of this Agreement and such breach has not been cured by Company to the reasonable satisfaction of Physician within 30 days after prior written notice of such breach.
(b)            Termination by Company.  Company may terminate this Agreement without cause upon 45 days' prior written notice to Physician.  Company may terminate this Agreement immediately by providing written notice to Physician upon the occurrence of any of the following:
 (i)           Physician's death;
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 (ii)         Physician's disability for a continuous period in excess of 90 days due to a mental or physical condition (other than pregnancy) that is determined by a Physician selected by Company to be a permanently disabling condition or a condition that will impair Physician's ability to perform the Services beyond said 90-day period;
 (iii)     Physician's denial or instruction to a staff member to deny treatment to any patient who presents for care before the close of the stated business hours of the Center in which Physician is then working; provided Physician does not have a legitimate business or medical reason for such denial;
 (iv)       the suspension, limitation, revocation, or cancellation of Physician's license to practice medicine in the State of Licensure or any other state, or the institution of disciplinary proceedings against Physician by any such state or other applicable regulatory agency having jurisdiction over Physician's professional license or conduct;
 (v)         any change in control of Company, which shall include the sale of all or substantially all of the assets of Company, the sale of 51% or more of the equity of Company, or any merger or consolidation in which Company is not the surviving entity;
 (vi)       bankruptcy, insolvency or cessation of operations of Company; any voluntary or involuntary petition for bankruptcy, dissolution, liquidation or winding‑up of the affairs of Company; any assignment by Company for the benefit of creditors;
 (vii)      Physician's insubordination, gross neglect of duty or professional standards, material and substantial dishonesty, material and substantial disloyalty (except with respect to such outside services as Company consented to above), repeated failure to be available for work when scheduled, willful inattention to the economic or ethical welfare of Company;
 (viii)     Physician's failure or refusal to faithfully and diligently perform the Services and comply with the provisions of this Agreement, including providing the full scope of clinical services required for the particular Center and patient population in which Physician is then working;
 (ix)         Physician's use of drugs or alcohol, which, in the reasonable opinion of Company, may be expected to interfere with Physicians duties hereunder;
 (x)          Physician's engaging in criminal, unprofessional, unethical or fraudulent conduct, or Physician is found guilty of such conduct by any health care entity or governmental agency of competent jurisdiction;
 (xi)        Company's inability to adequately insure Physician or the termination of Company's professional liability policy covering Physician due to Physician's claims experience or error or omission of Physician;
 (xii)       Physician is excluded or suspended from participation in Medicare, Medicaid or any other Payor Program; or
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 (xiii)      Physician's breach of any representation or other material term in this Agreement not described in any subsection (1) - (11) above, which breach has not been cured to the reasonable satisfaction of Company within 30 days after prior written notice of such breach.
(c)            Termination Obligations. Upon termination of this Agreement for any reason, neither party shall have any further rights or obligations except: (i) as otherwise provided herein, (ii) for rights and obligations relating to or arising out of events or circumstances that occur or exist prior to the effective date of termination, including payment of Physician's compensation through the date of termination, or (iii) as a result of any breach of this Agreement.  Upon any such termination, Physician shall (y) immediately repay any indebtedness owed by Physician to Company; provided that Company may, in its sole discretion, deduct or offset any amounts owed to Company by Physician from any amounts that may otherwise be due to Physician from Company; and (z) Physician shall promptly deliver to Company all property in Physician's possession or control which belongs to Company, including, without limitation, all equipment supplied to Physician for use at the Centers, all materials, whether written, descriptive, or maintained in some other form, relating to Company, the Centers, Company's business affairs, patients, or potential patients, and any other Confidential Information (as defined in Section 10) then in Physician's possession or control.
8.            Independent Medical Judgment.  Physician shall make any and all decisions pertaining or related to the practice of medicine and the care and treatment of patients.  Notwithstanding any provision hereof to the contrary, Physician shall perform all services with respect to the diagnosis and treatment of patients in such manner as Physician, in the independent exercise of Physician's independent medical judgment, deems to be in the best interests of the patients.  The parties specifically agree and acknowledge that Physician shall have full and final authority over all medical decisions made in the course of Physician's rendering care and treatment to patients at the Centers.
9.            Referrals.  If, in the exercise of Physician's independent medical judgment, Physician determines that it is in the best interest of a patient to refer the patient to another physician, a hospital or other health care facility, Physician shall refer such patient to a physician, hospital or other health facility designated by Company unless the patient prefers to be referred to another physician, hospital or other health care facility, or the Physician, based on his independent medical judgment, believes referral to another Physician, hospital, or other health care facility is in the best interest of the patient.
10.            Confidential Information.
(a)            Physician hereby acknowledges and agrees as follows: (i) as a result of Physician's employment by Company and the nature of the Physician's duties as an employee of Company, Confidential Information (as defined herein) will be disclosed or made available to Physician solely for the purpose of enabling Physician to perform such duties; (ii) Company has expended substantial sums to acquire and develop Confidential Information; (iii) Company derives substantial economic benefit from the fact that the Confidential Information is not known to Company's competitors; and (iv) any unauthorized disclosure or use of any Confidential Information would have a serious adverse effect on Company and its legitimate business interests.
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(b)            For purposes of this Agreement, the term "Confidential Information" means any proprietary and confidential information or data which is related to the medical practice or business activities of Company including, without limitation, (i) all terms and conditions of this Agreement, and (ii) any concept, plan, design, program (including computer program), idea, procedure, system, application, form, process, method, know-how, technique, technology or other information which pertains or relates in any way to the medical practice or business activities of Company including, without limitation (A) lists or other compilations of or information concerning patients, clients, customers, vendors or suppliers of Company, (B) the terms of any Payor Contract, pricing methods and fee schedules, (C) clinical protocols, (D) all other "trade secrets" of Company (as such term is defined in the Alabama Trade Secrets Act, as may be amended, modified or restated from time to time, Code of Alabama Section 8-27-1, et seq. (1975)), (E) personnel information, employee evaluations and employee compensation information, (F) all Patient Records (as defined in Section 11), and (G) all other financial or proprietary business information.
(c)            From and after the date hereof, Physician shall hold all Confidential Information in confidence and, subject to subparagraph (d) below, shall not: (i) communicate or disclose any Confidential Information to any party other than (A) Company, (B) Physicians of Company who are authorized to receive such information or (C) a party to whom or which such communication or disclosure has been authorized by Company; (ii) duplicate, copy or make any record of any Confidential Information; or (iii) use any Confidential Information for the benefit of Physician or any party other than Company or for any purpose other than the performance of Physician's duties as an employee of Company. Notwithstanding the above, Physician has the right to access and/or obtain copies of Patient Records, at Physician's sole expense, in accordance with state and federal law upon reasonable prior written notice to Company.  Notwithstanding the foregoing, the parties agree that to the extent that such charts, data and other records created in connection with Physician's rendition of professional services are in electronic form, there shall be no charge to Physician for delivering such items to Physician in electronic form.
(d)            Notwithstanding the foregoing provisions of this Section 10, and subject to the limitations set forth in Section 11, Physician may disclose Confidential Information to any party if and to the extent required by law and, if such disclosure is made in a manner which complies with the provisions of this subparagraph (d), Physician shall have no liability on account of such disclosure.  If Physician becomes legally required to disclose any Confidential Information, Physician shall immediately notify Company of such obligation, the specific Confidential Information which Physician is required to disclose and the party to whom or which Physician is required to make such disclosure so that Company, at its option, may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Paragraph.  If Company elects to seek a protective order or other appropriate remedy, Physician shall cooperate with, and not object to, any such action.  If Company does not obtain the protective order or other remedy or waives compliance with such provisions, Physician shall disclose only that portion of such Confidential Information which Physician is legally required to disclose.
(e)            Expert Witness or Consultant.  Until the termination of this Agreement and for two years thereafter, Physician shall not provide services as an expert consultant or as an expert witness to any attorney, or any person employed by an attorney, in a proceeding adverse to Company or any of its Affiliates without first obtaining the approval of the Company.
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(f)            Company's Remedies for Breach.  If Physician breaches or threatens to breach any of Physician's covenants contained in this Section 10, then, in addition to the recovery of damages, Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction (either in law or in equity) to enforce the specific performance thereof by Physician or to enjoin Physician from any further or continuing breach without the necessity of showing actual damages or furnishing a bond or other security; provided, however, that nothing herein contained shall be construed as prohibiting Company from pursuing any other remedies available to it on account of such breach including the recovery of damages from Physician. If Company initiates and is successful in any legal action to enforce the provisions of this Section 10 or to seek damages for any breach thereof, Company shall be entitled to recover from Physician reasonable attorneys' fees and all other costs incurred by it in connection with such legal action.  All remedies provided herein shall be cumulative and not exclusive and shall be in addition to any other remedies available at law or in equity to Company for any breach of this Agreement.
11.            HIPAA and Patient Records.  Each party agrees that it will comply with the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), including, without limitation, the privacy, security and electronic transaction regulations adopted thereto. All patient lists, charts, records and case histories created or maintained at the Centers and all records and information coming into the possession of Physician or Company which are the property of any hospital or referring physician and for which Company has assumed temporary or permanent custodial responsibility (collectively, "Patient Records") shall at all times be and remain the property of Company.  Unless required by applicable law, no Patient Record shall be disclosed by Physician to any person not authorized by Company, except in strict accordance with medical ethics and such further procedures and rules relating thereto as are promulgated by Company from time to time.  Physician agrees that Physician will not, during the term of this Agreement or at any other time thereafter, divulge or disclose any information contained in the Patient Records to any person or entity whatsoever, for any purpose prohibited by applicable law.  It is understood that this prohibition does not apply to Patient Records for the purposes of consultation, reference of another physician, claims in connection with accidents or disability made by a patient, or other legitimate uses in furtherance of Company's business and the welfare of Company's patients.
12.          Miscellaneous.
(a)            Governing Law.  This Agreement shall be governed and interpreted in accordance with, and the rights of the parties shall be determined by, the laws of the State of Licensure without regard to principles of conflicts of laws.
(b)            Severability.  If any provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.
(c)            Amendment.  No alteration or modification of this Agreement, including exhibits hereto, shall be valid unless made in writing and executed by each of the parties hereto.
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(d)            Counterparts.  This Agreement may be executed in more than one counterpart, and delivered via facsimile or other electronic means, and each executed counterpart shall be considered as the original.
(e)            Vested Rights.  No amendment, supplement or termination of this Agreement shall affect or impair any rights or obligations which mature prior to such amendment, supplement or termination.
(f)              Successors.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, administrators, executors, successors and representatives.
(g)            Notices.  Any notice or other communication by one party to the other shall be in writing and shall be given, and be deemed to have been given, if either hand delivered or mailed, postage prepaid, certified mail (return receipt requested), addressed to the address specified for each such party on the signature page to this Agreement. Any party may change the address for notice by notifying the other party, in writing, of the new address.
(h)            Further Actions.  Each of the parties agrees that it shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are consistent with the terms hereof
(i)              Assignment.  Neither party may assign this Agreement without the prior written consent of the other; provided that Company may assign this Agreement to any person or entity that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, Company, or that obtains such control through one or more transactions.
(j)              Survival.  This Section 12 and the covenants contained in Sections 5, 7(c), 10, and 11 shall survive any termination or expiration of this Agreement, as well as any other provisions which by their terms survive termination.
(k)            Review by Counsel.  Physician acknowledges that Physician has been given an opportunity to have this Agreement reviewed by counsel of Physician's choice and that Company has urged Physician to undertake such review.  Physician further acknowledges that this Agreement has either been so reviewed or that Physician has determined to waive such review notwithstanding the advice of Company to have this Agreement reviewed on Physician's behalf.
[Signature page follows]
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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.
COMPANY:

ACSH URGENT CARE HOLDINGS, LLC,
a Delaware limited liability company

By:
Name:	Matthew D. Thompson
Title:	Chief Financial Officer

Notice Address:

ACSH Urgent Care Holdings, LLC
5429 LBJ Freeway, Suite 850
Dallas, Texas 75240
Attention: Matthew D. Thompson, CFO

PHYSICIAN:

Sign:
Print:	Jason C. Junkins, M.D.

Notice Address:

107 Mountain Breeze Court
Rainbow City, Alabama 35906
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Exhibit A
SERVICES

1.                   Render professional medical treatment to patients of Company at the Centers in accordance with Company's mutually-agreed upon assignment schedule, which schedule shall be designed to assure that all of medical needs of the Centers' patients are met in a competent, timely and responsive manner; provided, however, that if Physician owns any investment interest in Company, Physician shall not be entitled to, nor shall Physician be expected to, or take action that could reasonably lead Company to, bill for Designated Health Services, as defined by 42 CFR § 411.351, rendered to patients whose treatment is paid for in whole or in part by Medicare or Medicaid until a Stark Law exception for investment interests contained in 45 CFR § 411.356 is satisfied;
2.                   Supervise and oversee the supervision of all physicians, nurse practitioners, physician assistants, and other licensed professionals at the Centers located in the State of Alabama and the Northern region of Florida;

3.                   Assist in the establishment of standards for medical care and assist designated management and medical staff at the Centers in the development of policies and procedures for medical care, designed to assure safe, effective and efficient care of patients at the Centers;
4.                   Assist on an as needed basis on issues pertaining to the electronic health records system and related applications.
5.                   Oversee the coding, record keeping, record creation and referral practices of physicians and other licensed professionals at the Centers;
6.                   Oversee the successful operation of on-site labs maintained at the Centers.

7.                   Review an appropriate number of clinical charts and other medical records arising from services rendered at the Centers to ensure that (1) the medical services are being provided to patients in a manner that is consistent with the plans of treatment prescribed, and (2) clinical records are being maintained in accordance with accepted medical professional standards and practice.

8.                   Assist in the development and implementation of programs relating to the training, orienting, and supervising of other physicians and mid-level clinical professionals.

9.                   Assist in the development and implementation of strategic plans for quality and overall improvement of clinical services at the Centers.

10.                Assist, consult, cooperate, and participate with management of the Centers and the clinical staff in order to assure and improve quality patient care.

11.                 Review all incident and accident reports occurring in the Centers and actively participate in the Center's service and safety initiatives.

12.                Work with and report directly to the Chief Medical Officer of the Company.

13.                 Act as liaison between clinical and non-clinical management personnel at the Centers.

14.                Assist in reviewing and responding to all state and federal program audits and investigations conducted by all applicable state agencies and departments having jurisdiction over the Centers and providers rendering care at the Centers.

15.                Perform such other duties as may from time to time be assigned by Company which are not inconsistent with the Agreement.
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EXHIBIT C
OPTION NUMBER: ___________
OPTIONEE:  JASON C. JUNKINS, M.D.
DATE OF GRANT: SEPTEMBER 12, 2014
EXERCISE PRICE:____________
COVERED SHARES: 25,000

AMERICAN CARESOURCE HOLDINGS, INC.
2009 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

1.             Definitions.   In this Agreement, capitalized terms used herein and not defined elsewhere herein shall have the following meanings:
1.1.          "Affiliate" means a corporation, partnership, business trust, limited liability company or other form of business organization at least a majority of the total combined voting power of all classes of stock or other equity interests of which is owned by the Company either directly or indirectly.
1.2.          "Agreement" means this Stock Option Agreement.
1.3.          "Anniversary Date" is one year or 365 days after the Date of Grant.
1.4.          "Board" means the Board of Directors of the Company.
1.5.          "Break Even Date" means the date the aggregate, after-tax profit (determined on a cash basis) attributable to the Springville Clinic (excluding all amounts collected from governmental sources including Medicare, Medicaid, and Tricare) equals the aggregate costs incurred by Company and its Affiliates (including amounts reimbursed to Optionee) in connection with the purchase, development, and operation of the Springville Clinic.
1.6.          "Cause" means the termination of a Participant's employment, consulting or advisory relationship with the Company or the termination of a Participant's membership on the Board because of the occurrence of any of the following events:
 (a)         the Participant materially breaches any of his obligations as a key employee, consultant, advisor or director of the Company or any of its Affiliates;
 (b)         the Participant conducts his duties with respect to the Company or any of its Affiliates in a manner that is improper or negligent; or
 (c)         the Participant fails to perform his obligations faithfully as provided in any employment or consulting agreement executed between the Company or its Affiliates and the Participant, engages in habitual drunkenness, drug abuse, or commits a felony, fraud or willful misconduct which has resulted, or is likely to result, in material damage to the Company or its Affiliates, or as the Board in its sole discretion may determine.
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1.7.          "Code" means the Internal Revenue Code of 1986, as amended.
1.8.          "Committee" means the committee(s), subcommittee(s), or person(s) charged, pursuant to the provisions of the Plan, with the administration of the Plan.
1.9.          "Common Stock" means the common stock, par value $.01 per share, of the Company.
1.10.       "Company" means American CareSource Holdings, Inc., a Delaware corporation, and any successor thereto.
1.11.       "Covered Shares" means the shares of Common Stock subject to the Option.
1.12.       "Date of Exercise" means the date on which the Company receives notice pursuant to Section 5.2 of the exercise, as a whole or in part, of the Option.
1.13.       "Date of Expiration" means the date on which the Option shall expire, which shall be the earliest of the following times:
 (a)         the date of the first notification to the Optionee that the Optionee's Service is terminated by the Company or an Affiliate for Cause;
 (b)         thirty (30) days after termination of the Optionee's Service for any reason other than by the Company or an Affiliate for Cause, Retirement, death or Disability; provided, however, that if the Optionee dies within thirty (30) days of such termination, the Option shall be exercisable for a period of twelve (12) months after such termination;
 (c)         three (3) months in the case of Retirement from the Company or an Affiliate and twelve (12) months after termination of the Optionee's Service with the Company or an Affiliate by reason of Disability or death; or
 (d)         the close of business on the tenth anniversary of the Date of  Grant.  Notwithstanding the foregoing, if an Optionee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its Affiliate, such Option shall not be exercisable after the expiration of five (5) years from the Date of Grant.
1.14.       "Date of Grant" means the date set forth at the beginning of this Agreement.
1.15.       "Disability" means permanent and total disability as defined in Section 22(e)(3) of the Code.
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1.16.       "Exchange Act" means the Securities Exchange Act of 1934, as amended.
1.17.       "Exercise Price" means the dollar amount per share of Common Stock set forth on page 1 of this Agreement, as it may be adjusted from time to time pursuant to Section 4 hereof.
1.18.       "Fair Market Value", with respect to Common Stock, shall be determined as follows:
 (a)         If the Common Stock is at the time listed on any stock exchange or the Nasdaq National Market or the Nasdaq SmallCap Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange or the Nasdaq Market determined by the Board to be the primary market for the Common Stock, as such price is officially reported on such exchange or market.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
 (b)         If the Common Stock is at the time traded on the OTC Bulletin Board ("OTCBB"), then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is quoted on the OTCBB or any successor system.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
 (c)          If the Common Stock is not listed or traded on any stock exchange or Nasdaq System or the OTCBB, the Fair Market Value shall be determined by the Board in good faith and in the manner established by the Board from time to time using a reasonable valuation method.
1.19.       "Family Member" means a person who is (a) an ancestor, descendant, sibling or spouse of the Optionee, (b) determined by the Committee, in its sole discretion, to be a family member of the Optionee, or (c) a trust for the benefit of person(s) identified in paragraphs (a) or (b) hereof.
1.20.       "Option" means, collectively, the Springville Option and the Sign-on Option.
1.21.       "Option Period" means the period specified in Section 3.2 hereof.
1.22.       "Optionee" means the person identified on page 1 of this Agreement.
1.23.       "Plan" means American CareSource Holdings, Inc. 2009 Equity Incentive Plan, as amended from time to time.
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1.24.       "Retirement" means termination of employment in accordance with the retirement provisions of any retirement plan maintained by the Company.

1.25.       "Service" means, if the Optionee is (a) an employee of the Company and/or any of its Affiliates (as determined by the Committee in its discretion), the Optionee's service as an employee of the Company and/or any of its Affiliates, (b) a member of the Board of Directors of the Company or any of its Affiliates but not an employee of the Company or any of its Affiliates (as determined by the Committee in its discretion), the Optionee's service as a member of such Board of Directors, or (c) a consultant or independent contractor to the Company (as determined by the Committee in its discretion) and is not described in the preceding clause (b), the Optionee's service as a consultant or independent contractor to the Company and/or any of its Affiliates. The Optionee's Service shall not be treated as having terminated if the capacity in which the Optionee provides Service, as described in the preceding sentence, changes, provided that the Optionee's Service is continuous notwithstanding such change.

1.26.       "Sign-On Option" means the option to purchase 10,000 of the Covered Shares granted to Optionee in Section 2 of this Agreement, which vest according to the Vesting Schedule.

1.27.       "Springville Clinic" means the medical clinic currently being developed by Optionee, the Company or a Company Affiliate in Springville, Alabama.

1.28.       "Springville Option" means the option to purchase 15,000 of the Covered Shares granted to Optionee in Section 2 of this Agreement, which vest according to the Vesting Schedule.

1.29.       "Vesting Schedule" means the schedule below according to which the Covered Shares vest, on a cumulative basis:

 (a)         Sign-On Option.  Twenty percent (20%) of the Sign-On Option shall vest on the Anniversary Date with the remainder vesting in equal monthly installments over the 48 months immediately after the Anniversary Date

 (b)         Springville Option.  One half of the Springville Option shall vest on the date the Springville Clinic is opened for business.   The remaining half of the Springville Option shall vest, if at all, on the Break-Even Date.

2.             Grant of Option.  Pursuant to the Plan and subject to the terms of this Agreement, the Company hereby grants to the Optionee, as of the Date of Grant, the option to purchase from the Company that number of shares identified as the "Covered Shares" on page 1 of this Agreement, exercisable at the Exercise Price according to the Vesting Schedule.
3.             Terms of the Option.
3.1.          Type of Option.  The Option is a nonstatutory stock option.
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3.2.          Option Period.  Subject to the terms and conditions set forth in this Agreement, the Option may be exercised as to the Covered Shares during the period commencing on the Date of Grant and terminating on the Date of Expiration according to the Vesting Schedule.
3.3.          Nontransferability.
 (a)         Except as set forth in Section 3.3(b), the Option is not transferable by the Optionee other than by will or by the laws of descent and distribution, and is exercisable, during the Optionee's lifetime, only by the Optionee, or, in the event of the Optionee's legal disability, by the Optionee's legal representative.
 (b)         Notwithstanding any other provision of this Agreement, the Optionee may transfer, not for value, all or part of the Option (the transferred Option or portion thereof being referred to herein as the "Transferred Option") to any Family Member (a "Qualified Transferee"); provided, however, that no transfer may be made unless the Optionee and the Qualified Transferee have made arrangements satisfactory to the Committee for satisfaction of any federal, state and local withholding tax requirements.  For the purpose of this Section 3.3(b), a "not for value" transfer is a transfer that is (i) a gift or (ii) a transfer under a domestic relations order in settlement of marital property rights. Following any transfer under this Section 3.3(b), the Transferred Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, such that, for example, (i) the Option Period applicable to the Qualified Transferee shall expire upon termination of the Optionee's Service for Cause in accordance with Section 3.2 herein, and (ii) any exercise of the Transferred Option by the Qualified Transferee must be in accordance with the procedures set forth in Section 3.4 and Section 5 hereof.  Subsequent transfers of the Transferred Option (or any portion thereof) by the Qualified Transferee are prohibited, except to Family Members of the Optionee in accordance with this Section 3.3(b) or by will or the laws of descent and distribution.
3.4.          Payment of the Exercise Price.  The Optionee, upon exercise, as a whole or in part, of the Option, shall pay the Exercise Price, which payment may be made by any or all of the following means, either alone or in combination:
 (a)         cash or check payable to the order of the Company;
 (b)         if, at the time of exercise, the Common Stock is listed for trading on a national securities exchange or automated dealer quotation system delivery (either actual or constructive), such number of shares of unencumbered Common Stock (provided that such shares, if acquired under the Option or under any other option or award granted under the Plan or any other plan sponsored or maintained by the Company, have been held by the Optionee for at least six (6) months) that have an aggregate Fair Market Value on the Date of Exercise equal to that portion of the Exercise Price being paid by delivery of such shares; or
 (c)         if, at the time of exercise, the Common Stock is listed for trading on a national securities exchange or automated dealer quotation system and in accordance with such rules as may be specified by the Committee, delivery to the Company of a properly executed exercise notice and irrevocable instructions to a registered securities broker promptly to deliver to the Company cash equal to the Exercise Price for that portion of the Option being exercised.
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4.             Capital Adjustments.  The number of Covered Shares as to which the Option has not been exercised, the Exercise Price, and the type of stock or other consideration to be received on exercise of the Option shall be subject to such substitution, adjustment or change, if any, as the Committee in its sole discretion deems appropriate to reflect such events as stock dividends, split-ups, spin-offs, recapitalizations, reclassifications, combinations or exchanges of shares, mergers, consolidations, liquidations, and the like, of or by the Company. Any adjustment determined to be appropriate by the Committee shall be conclusive and shall be binding on the Optionee.

5.             Exercise.

5.1.          Exercisability. The Option may be exercised at any time, and from time to time, during the Option Period, as a whole or in part to the extent of the percentage of Covered Shares set forth in the Vesting Schedule under Section 1.29 hereof; provided, that (i) in no event shall any such exercise be for less than one hundred (100) Covered Shares or, if the number of Covered Shares remaining subject to the Option total less than one hundred (100), such total remaining shares; (ii) any exercise of the Option shall be in whole shares; and (iii) the Option shall in no event be exercisable for an aggregate of more than the number of Covered Shares set forth on page 1 of this Agreement that shall have vested at the time of exercise under the Vesting Schedule, as adjusted pursuant to Section 4 herein.

5.2.          Notice. Subject to Section 5.1, the Option shall be exercised by the delivery to the Company of written notice of such exercise, in such form as the Committee may from time to time prescribe, accompanied by full payment (or means of full payment permitted by Section 3.4 hereof) of the Exercise Price with respect to that portion of the Option being exercised.  The form attached to this Agreement as Exhibit A shall be used to exercise the Option.

5.3.          Withholding. The Company's obligation to deliver shares of Common Stock upon the exercise of the Option shall be subject to the satisfaction of any applicable federal, state and local tax withholding requirements. The Optionee may satisfy any such withholding obligation by any of the following means or by a combination of such means: (a) tendering a cash payment; (b) if, at the time the withholding obligation arises, the Common Stock is listed for trading on a national securities exchange or automated dealer quotation system, authorizing the Company to withhold shares of Common Stock from the shares otherwise issuable to the Optionee upon exercise of the Option; or (c) if, at the time the withholding obligation arises, the Common Stock is listed for trading on a national securities exchange or automated dealer quotation system, delivering to the Company already-owned and unencumbered shares of Common Stock.  For purposes of this Section 5.3, shares of Common Stock that are withheld or delivered to satisfy applicable withholding taxes shall be valued at their Fair Market Value on the date the withholding tax obligation arises, and in no event shall the aggregate Fair Market Value of the shares of Common Stock withheld and/or delivered pursuant to this Section 5.3 exceed the minimum amount of taxes required to be withheld in connection with exercise of the Option.
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5.4.          Effect. The exercise, as a whole or in part, of the Option shall cause a reduction in the number of Covered Shares as to which the Option may be exercised in an amount equal to the number of shares of Common Stock as to which the Option is exercised.

6.             Representations.  The Optionee hereby represents and warrants that the Optionee has received and reviewed a copy of the Plan. The Optionee agrees that, upon the issuance of any shares of Common Stock upon the exercise of the Option, the Optionee will, upon the request of the Company, represent and warrant in writing that the Optionee (a) has received and reviewed a copy of the Plan; (b) is capable of evaluating the merits and risks of exercising the Option and acquiring the shares and able to bear the economic risks of such investment; (c) has made such investigation as he or she deems necessary and appropriate for the business and financial prospects of the Company; and (d) is acquiring the shares for investment only and not with a view to resale or other distribution thereof. The Optionee shall make such other representations and warranties that the Committee may request for the purpose of complying with applicable law.
7.             Legends.  The Optionee agrees that the certificates evidencing the shares of Common Stock issued upon exercise of the Option may include any legend which the Committee deems appropriate to reflect the transfer and other restrictions contained in the Plan, this Agreement or to comply with applicable laws.
8.             Rights as Stockholder.  The Optionee shall have no rights as a stockholder with respect to any shares of Common Stock subject to the Option until and unless a certificate or certificates representing such shares are issued to the Optionee pursuant to this Agreement.
9.             Service.  Neither the grant of the Option evidenced by this Agreement nor any term or provision of this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company to employ or retain the Optionee for any period.
10.          Subject to the Plan.  The Option evidenced by this Agreement and the exercise thereof are subject to the terms and conditions of the Plan, which is incorporated by reference and made a part hereof, but the terms of the Plan shall not be considered an enlargement of any rights or benefits under this Agreement.  In addition, the Option is subject to any rules and regulations promulgated by the Committee
11.          Governing Law.  The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of laws.
12.          Severability.  If any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any material respect, such provision shall be replaced with a provision that is as close as possible in effect to such invalid, illegal or unenforceable provision, and still be valid, legal and enforceable, and the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.
[Signature Page Follows]
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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf by the undersigned, thereunto duly authorized, effective as of the Date of Grant.
ATTEST:	AMERICAN CARESOURCE HOLDINGS, INC.

By:

	Name:	Matthew D. Thompson
	Title:	Chief Financial Officer

Accepted and agreed to as of the Date of Grant:

Jason C. Junkins, M.D.

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"EXHIBIT A"
EXERCISE OF OPTION

Board of Directors
American CareSource Holdings, Inc.
5429 Lyndon B. Johnson Freeway, Suite 700
Dallas, TX 75240

To Whom It May Concern:
The undersigned, the Optionee under the Stock Option Agreement ("Agreement") identified as Option No. ___  granted pursuant to the American CareSource Holdings, Inc. 2009 Equity Incentive Plan, hereby irrevocably elects to exercise the Option granted in the Agreement to purchase ______________ shares of Common Stock of American CareSource Holdings, Inc.  par value $0.01 per share (the "Option Shares"), and herewith makes payment of $___________ in the form of (check all that apply and if more than one is checked, indicate the amount to be paid by each payment method):

[ ]	Cash or Check:

[ ]	Common Stock:[1]

[ ]	Brokerage Transaction:*

The undersigned hereby elects to satisfy applicable withholding requirements by (check all that apply and, if more than one is checked, indicate the amount to be withheld by each withholding method):

[ ]	Cash or Check:

[ ]	Common Stock:*

[ ]	Brokerage Transaction:*

Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Agreement.

The undersigned hereby represents as follows:

1.             The Optionee has received and reviewed a copy of the Plan;

1            Applicable only if the Common Stock is listed on a national securities exchange or an automated dealer quotation system and the requirements of Section 3.4 or 5.3, as applicable, of the Agreement are satisfied.
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2.             The Optionee is capable of evaluating the merits and risks of exercising the Option and acquiring the shares of Common Stock and is able to bear the economic risks of such investment;

3.             The Optionee has made such investigations as the Optionee deems necessary and appropriate of the business and financial prospects of the Company; and

4.             The Optionee is acquiring the shares of Common Stock for investment only and not with a view to resale or other distribution thereof.

The Optionee acknowledges that the Company has made available to the Optionee the opportunity to obtain information to evaluate the merits and risks associated with the Agreement and the transactions contemplated thereby. The Optionee further acknowledges that the investment contemplated by the Option involves a high degree of risk, including risks associated with the Company's business operations and prospects, the lack of a public market for the shares of Common Stock, and the limitations on the transferability of the Option and the shares of Common Stock.

Date:
(Signature of Optionee)

Date received by American CareSource Holdings, Inc.:

Received by:

Note: Shares of Common Stock being delivered in payment of all or any part of the aggregate Exercise Price must be represented by certificates registered in the name of the Optionee and duly endorsed by the Optionee and by each and every other co-owner in whose name the shares may also be registered.
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EXHIBIT D

NEGATIVE COVENANT AGREEMENT

This NEGATIVE COVENANT AGREEMENT (the "Agreement"), dated effective as of September 12, 2014, (the "Effective Date"), is by and between ACSH URGENT CARE HOLDINGS, LLC, a Delaware limited liability company ("Buyer"), and JASON C. JUNKINS, M.D., an individual resident of the State of Alabama ("Seller").
RECITALS:
A.            Pursuant to that certain Stock Purchase Agreement dated as of the Effective Date by and between Buyer and Seller (the "Purchase Agreement"), Seller sold and Buyer purchased, all of the Shares of Mid-South Urgent Care, Inc., an Alabama corporation (the "Company").  Capitalized terms used and not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.
B.              As a condition to Buyer's entering into the Purchase Agreement, Seller has agreed to remain an employee of Company pursuant to a written employment agreement.
C.              Seller has intimate knowledge of the Business which knowledge, if exploited, directly or indirectly, by Seller in contravention of this Agreement, would seriously, adversely and irreparably affect the ability of the Buyer to realize the benefits of its acquisition and protect and secure, among other things, (1) certain trade secrets of the Business; (2) valuable confidential and professional information of the Business; (3) relationships with existing patients; (4) and the goodwill associated with the Business and Purchased Assets.
NOW THEREFORE, in consideration of the Purchase Price paid to Seller for the Purchased Assets, the covenants, warranties and mutual agreements herein set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties do hereby agree as follows:
1.              Acknowledgements.    Seller acknowledges that the covenants contained in this Agreement are an essential part of the Purchase Agreement and that, but for Seller's agreement to comply with such covenants, Buyer would not have entered into the Purchase Agreement. Seller further acknowledges that the terms and provisions of this Agreement are incorporated by reference into the Purchase Agreement.
2.               Negative Covenants.    From the Effective Date and continuing until the second anniversary of Seller's separation from service (as an employee, contractor or otherwise) with Company, Buyer or its Affiliates (the "Covered Period"), Seller shall not, directly or indirectly, for Seller's own account or for the benefit of others, within a radius of 25 miles of either of the Centers or any other urgent care, primary care, occupational health or walk-in medical center that Buyer or any of its Affiliates opens, acquires, manages or commits to open, acquire, or manage (whether or not such commitment is binding) at any time prior to Seller's separation of service (each a "Protected Center") (a) call upon, solicit, divert or take away, any patients, customers or clients seen or treated at any Protected Center, (b) hire, attempt to hire, contact or solicit with respect to hiring, any employee or independent contractor employed or engaged by Buyer within the 24-month period immediately preceding the expiration of the Covered Period, or, (c) own any interest in, lease, operate, manage, extend credit to or otherwise participate in (e.g., as an owner or lender) any urgent care, occupational health or walk-in medical business within a 25 mile radius of a Protected Center.  The foregoing is not intended nor shall it be interpreted to prohibit Seller from referring any patient for any goods or services to any health care center that in Seller independent medical judgment is in the best interests of such patient.
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3.              Confidentiality.

a.               Seller will hold and keep confidential all Confidential Information (as defined below) to which Seller, at any time shall have become informed, and will not, directly or indirectly, disclose any Confidential Information to any person, firm, corporation or entity, or use the same, or permit the same to be disclosed or used.  "Confidential Information" as used herein means proprietary information directly relating to Seller or developed exclusively by Seller or the Company or developed for the use of Seller, the Company or the Business and may include, without limitation, the following types of information regarding Seller, the Company or the Business existing as of the date hereof: corporate information, including business information, plans, strategies, tactics, or policies; marketing information, including strategies, tactics, methods, customer and patient lists, prospects, and market research data; financial data or forecasts; policies or procedures; know-how and ideas; operational information, including trade secrets; and technical information, including designs, drawings and specifications.  Confidential Information is limited to that information which is not generally known to the public (other than as a result of unauthorized disclosure by Seller) or within the industry in which Business is operated.

b.               This Agreement does not apply to any part of the Confidential Information that Seller is required to disclose by any law or legally binding order of any court, government, semi-government, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity acting within its powers; provided, however that Seller shall use reasonable efforts not to disclose the Confidential Information until the Company has had a reasonable opportunity to formally oppose and restrict such disclosure and in any event Seller shall disclose only the minimum Confidential Information required to comply with the applicable law or order.  In the event Seller proposes to disclose the Company's Confidential Information, Seller shall notify the Company of any legal requirement to make such a disclosure and must provide the Company with such reasonable assistance, at the Company's expense, in resisting disclosure as the Company may reasonably require.

4.               Non-Disparagement.   Seller will not in any way, directly or indirectly, make any statements, written or verbal, that are defamatory, derogatory, or disparaging about, or that may adversely affect the Business, Buyer or its Affiliates, or any of their shareholders, officers, directors, members, owners, employees, personnel, agents or representatives (collectively, the "Buyer Entities").  This includes, but is not limited to, making such statements on any internet site, blog or social media page, including Facebook, Google Plus, Twitter, LinkedIn, or any other internet site, electronic medium, or any other forum or medium.  This prohibition applies to statements made under false names, anonymously, or through third parties or other business entities.  The terms "derogatory" or "disparaging" as used in this Agreement are intended by the parties to have the broadest possible meaning and are to include any utterances or writings by Seller or at Seller's instruction, whether or not Seller believes or is of the opinion that such utterances or writings are correct or true, which could be reasonably regarded as tending to deprecate, discredit, demean, lower or diminish the regard or reputation of or otherwise adversely affect the Business or the Buyer Entities as a result.
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5.              Compliance.    Seller acknowledges that Seller's compliance with the terms of this Agreement is necessary for Buyer to realize the benefits of its acquisition and to protect and secure, among other things, (a) trade secrets of the Business; (b) valuable confidential and professional information of the Business; (c) relationships with existing patients; and (d) the goodwill associated with the Business and Shares purchased by Buyer under the Purchase Agreement. Further, Seller acknowledges and agrees that irreparable injury, for which the remedy at law would be inadequate, will result to Buyer in the event of a breach of this Agreement.  Accordingly, Seller agrees that Buyer will be entitled, in addition to any other remedies and damages available, including reasonable attorney fees incurred in the enforcement of the covenants and restrictions contained in this Agreement, to an injunction to restrain the violation of the terms of this Agreement.
6.               Reasonableness; Severability.  Seller acknowledge and agrees that the restrictions placed on Seller and the rights and remedies conferred on Buyer are reasonable in time, scope, and territory and are fully required to protect the legitimate business interests of Buyer without a disproportionate detriment to Seller.  If any term or provision of this Agreement is determined to be invalid, illegal or unenforceable by any court, agency or tribunal of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Unless expressly provided in this Agreement to the contrary, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Agreement be performed as originally contemplated to the greatest extent possible. If the parties are unable to mutually agree upon a modification, the court, agency or tribunal of competent jurisdiction may sever the invalid, illegal or unenforceable provision from this Agreement, provided that such action shall not affect, impair, or invalidate the portion of this Agreement not determined to by invalid or unenforceable.
7.               Miscellaneous.  This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Alabama (without regard to the conflicts of laws principles thereof).  This Agreement embodies the entire agreement and understanding between Buyer and Seller with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and relating to the subject matter hereof.  Except as set forth in Section 6 of this Agreement, this Agreement may not be modified or amended or any term or provision hereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver, or discharge is sought to be enforced.  All of the terms of this Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by the parties hereto, the Buyer Entities and their respective successors and assigns. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
[Signature Pages Follows]
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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

BUYER:

ACSH URGENT CARE HOLDINGS,
LLC
a Delaware limited liability company

By:
Name:	Matthew D. Thompson
Title:	Chief Financial Officer

SELLER:

By:

Name:	Jason C. Junkins, M.D

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EXHIBIT E
GUARANTY

THIS GUARANTY is made and entered into as of September 12, 2014 (the "Effective Date") by AMERICAN CARESOURCE HOLDINGS, INC., a Delaware corporation ("Guarantor"), is executed and delivered for the benefit of JASON C. JUNKINS, M.D., an individual resident of the State of Alabama ("Seller").

RECITALS:

A.                 Seller and ACSH Urgent Care Holdings, LLC, a Delaware limited liability company ("Buyer")  are parties to that certain Stock Purchase Agreement, dated as of the Effective Date (the "Purchase Agreement"), pursuant to which Buyer purchased from Seller all of the outstanding shares of common stock of Mid-South Urgent Care, Inc., an Alabama corporation (the "Shares");

B.                  As partial payment of the purchase price for the Shares, Buyer executed and delivered a promissory note in the initial principal amount of $150,000 (the "Note"); and

C.                  To secure Buyer's payment and performance under the Note, Seller required that Guarantor, as Buyer's parent company, guaranty Buyer's obligations under the Note.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

1.                   Guaranty.  Guarantor, as the owner of 100% of the ownership interests in Buyer, unconditionally guaranties (the "Guaranty") unto Seller all payment and performance obligations of Buyer under the Note (collectively, the "Obligations").

2.                   Right of Action.  The Guaranty is subject to all applicable provisions of the Note, including, without limitation, those affecting Buyer's obligation to satisfy the Obligations.  Guarantor acknowledges that upon Buyer's  default under the Note, Seller may bring a separate action against Guarantor for collection and enforcement of the Obligations without first proceeding against Buyer.  The Guaranty shall be construed under and governed by the laws of the State of Alabama.

3.                   Termination.   The Guaranty shall terminate and Guarantor shall be released from all liability hereunder immediately upon the satisfaction, in full, of the Obligations or the cancellation or termination of the Note.

4.                   Consent to Alteration.  Guarantor acknowledges that Seller and Buyer may, from time to time, agree to modify, amend or alter certain provisions of the Note and Seller may extend the time period for payment of the Obligations without in any way releasing or discharging Guarantor from any of the Obligations.

5.                    Successors and Assigns of Seller.  This Guaranty shall inure to the benefit of Seller and his successors and assigns and shall bind the Guarantor and its executors, administrators, successors and assigns.

[Signatures Page Follows]
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IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the Effective Date.

GUARANTOR:

AMERICAN CARESOURCE HOLDINGS, INC.
a Delaware corporation

By:
Name:	Matthew D. Thompson
Title:	Chief Financial Officer

[Signature Page to Guaranty]

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